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Exhibit 10.41

TECHNOLOGY TRANSFER AND EXCLUSIVE LICENSE AGREEMENT
between
Arbutus Biopharma Corporation
and
Qilu Pharmaceutical Co., Ltd.
December 13, 2021

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TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS    1
ARTICLE 2 LICENSE    17
2.1    License Grant to Qilu    17
2.2    Right of First Negotiation Granted to Qilu    18
2.3    Right to Sublicense.    18
2.4    Right to Subcontract    19
2.5    Technology Transfer    19
2.6    No Implied Licenses    19
ARTICLE 3 GOVERNANCE    20
3.1    Alliance Managers    20
3.2    Joint Steering Committee    20
3.3    Membership    21
3.4    Meetings; Reports    21
3.5    Decision-Making; Escalation to Executive Officers    21
ARTICLE 4 DEVELOPMENT AND REGULATORY MATTERS    22
4.1    Development Obligations    22
4.2    Development Reports    25
4.3    Regulatory Activities    25
4.4    Right of Reference and Use    27
4.5    Data Exchange and Use    27
4.6    Adverse Events Reporting    27
4.7    No Harmful Actions    28
4.8    Notice of Regulatory Action    28
4.9    Arbutus Support    28
ARTICLE 5 MANUFACTURE AND SUPPLY    29
5.1    Supply Obligations    29
5.2    Clinical Supply Agreement    30
5.3    Commercial Supply Agreement    30
5.4    Supply to Arbutus    30
5.5    Manufacturing Technology Transfer.    30
5.6    Transfer of the Arbutus Materials    32
ARTICLE 6 COMMERCIALIZATION    32
6.1    Commercialization Obligations    32
6.2    Commercialization Reports    33
6.3    Licensed Product Trademarks    33
i

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6.4    No Other Trademark Rights    34
6.5    Diversion    34
ARTICLE 7 PAYMENTS    35
7.1    Upfront Payment    35
7.2    Development and Regulatory Milestones    35
7.3    Manufacturing Technology Transfer Completion Payment    36
7.4    Sales Milestones    36
7.5    Royalty Payments to Arbutus    37
7.6    Taxes    39
7.7    Financial Audits    40
7.8    Form of Payment    40
ARTICLE 8 CONFIDENTIALITY; PUBLICATION    41
8.1    Confidential Information    41
8.2    Non-Disclosure and Non-Use Obligation    42
8.3    Return of Confidential Information    42
8.4    Exemption    42
8.5    Permitted Disclosures    42
8.6    Disclosure of Agreement    43
8.7    Publicity; Use of Name and Logo    44
8.8    Publications    44
8.9    Engaging Individuals    44
8.10    Survival    44
ARTICLE 9 REPRESENTATIONS, WARRANTIES, AND COVENANTS    45
9.1    Representations and Warranties of Each Party    45
9.2    Representations and Warranties of Arbutus    45
9.3    Debarment; Exclusion; Disqualification    47
9.4    Covenants of Arbutus    47
9.5    Covenants of Qilu    48
9.6    Compliance with Anti-Corruption Laws    49
9.7    Compliance with Law    50
9.8    Data Protection    50
9.9    NO OTHER WARRANTIES    51
ARTICLE 10 INDEMNIFICATION    51
10.1    By Qilu    51
10.2    By Arbutus    51
10.3    Indemnification Procedure    52
10.4    Mitigation of Loss    53
10.5    Limitation of Liability    53
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10.6    Insurance    53
ARTICLE 11 INTELLECTUAL PROPERTY    53
11.1    Ownership    53
11.2    Patent Prosecution    55
11.3    Patent Enforcement    56
11.4    Infringement of Third Party Rights    57
11.5    Qilu Territory Trademarks    59
11.6    Common Interest Agreement    60
11.7    Registration Obligations    60
ARTICLE 12 TERMS AND TERMINATION    60
12.1    Term    60
12.2    Termination    61
12.3    Effect of Termination    62
12.4    Rights in Insolvency    64
12.5    Accrued Rights    64
12.6    Survival    64
12.7    Certain Additional Remedies of Qilu in Lieu of Termination    64
ARTICLE 13 MISCELLANEOUS    64
13.1    Force Majeure    64
13.2    Assignment    65
13.3    Severability    65
13.4    Notices    65
13.5    Governing Law    66
13.6    Internal Resolution    66
13.7    Binding Arbitration    66
13.8    Headings    67
13.9    Independent Contractors    67
13.10    Waiver    68
13.11    Waiver of Rule of Construction    68
13.12    Cumulative Remedies; Recovery of Damages    68
13.13    Business Day Requirements    68
13.14    Further Actions    68
13.15    Construction    68
13.16    Entire Agreement; Amendments    69
13.17    Counterparts    69

iii

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TECHNOLOGY TRANSFER AND EXCLUSIVE LICENSE AGREEMENT
This Technology Transfer and Exclusive License Agreement (this “Agreement”) is made as of December 13, 2021 (the “Execution Date”), by and between Arbutus Biopharma Corporation, a British Columbia corporation (“Arbutus”), having a place of business at 701 Veterans Circle, Warminster, PA 18974, USA, and Qilu Pharmaceutical Co., Ltd., a company established pursuant to applicable laws and regulations of the People’s Republic of China (“Qilu”), having a place of business at No. 8888 Lvyou Road, Jinan, Shandong 250104 China. Arbutus and Qilu are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
Recitals
Whereas, Arbutus, a publicly-traded clinical-stage biopharmaceutical company primarily focused on discovering, developing and commercializing a cure for people with chronic hepatitis B virus (“HBV”) infection, Controls (as defined below) the intellectual property and other rights related to AB-729, a subcutaneously-delivered RNAi therapeutic targeted to hepatocytes using Arbutus’ novel covalently conjugated GalNAc delivery technology that is currently being developed for the treatment of HBV; and
Whereas, Qilu is interested in obtaining an exclusive license under such intellectual property and other rights to Exploit Licensed Products in the Field in the Territory as defined below, and Arbutus is willing to grant such an exclusive license to Qilu, subject to the terms and conditions set forth herein.
Now, Therefore, in consideration of the foregoing premises and the covenants contained herein, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:
1.1“Accounting Standards” means, (a) with respect to Arbutus, its Affiliates and Third Party Licensees, generally accepted accounting principles as practiced in the United States (“US GAAP”); (b) with respect to Qilu and its Affiliates, Accounting Standards for Business Enterprises as promulgated by Chinese Accounting Standards Committee of Ministry of Finance of PRC or its successor organization (“China GAAP”); or (c) with respect to Sublicensees, US GAAP, China GAAP, International Financial Reporting Standards, or other generally accepted accounting principles as adopted by such Sublicensees under the Applicable Laws of the respective jurisdictions of their incorporation, as applicable, in each case of (a)-(c), which principles or standards are currently used at the relevant time and consistently applied by the applicable Person.

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1.2“Acquiring Entity” means a Third Party (the “Acquiror”) that acquires a Party (and is therefore deemed to be an Affiliate of such Party) through a Change of Control, together with any Affiliates of such Acquiror existing immediately prior to the consummation of the Change of Control. For purposes of clarity, an “Acquiring Entity” of a Party shall exclude (a) the Party and all of its Affiliates existing immediately prior to the consummation of the Change of Control and (b) any Person that becomes an Affiliate of the Acquiror following the consummation of the Change of Control, and not as a result of the Change of Control.
1.3“Acquiror” has the meaning set forth in Section 1.2.
1.4“Additional Cure Period” has the meaning set forth in Section 12.2(b)(ii).
1.5“Additional Compound” means any RNAi compound (other than the Licensed Compound) (i) which contains AB-729 [***], and (ii) the Development, Manufacture, use or sale of which would infringe any Valid Claim within the Arbutus Patents but for ownership thereof or a license granted thereto.
1.6“Additional Product” means any drug substance materials and pharmaceutical product containing an Additional Compound, in all forms, presentations, formulations and dosage forms.
1.7“Affiliate” means, with respect to any Person, any entity controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For the purpose of this definition only, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Applicable Laws; provided, however, that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership, or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
1.8“Agreement” has the meaning set forth in the Preamble.
1.9“Alliance Manager” has the meaning set forth in Section 3.1.
1.10“Annual Net Sales” means total Net Sales by Qilu, its Affiliates and Sublicensees in the Territory of all Licensed Products in a particular Calendar Year, calculated in accordance with Accounting Standards consistently applied.
1.11“Anti-Corruption Laws” has the meaning set forth in Section 9.6(a)(i).

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1.12“Applicable Laws” means individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Authorities, courts, tribunals, Governmental Authorities other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder. Applicable Laws shall include cGCP, cGLP, cGMP and cGVP, as defined below.
1.13“Applicable Territory” means (a) with respect to Qilu, the Territory, and (b) with respect to Arbutus, the ROW Territory.
1.14“Approval” means any consent, authorization, order, confirmation, qualification, permission, certification, approval, record-filing, registration, license, permit, designation and/or declaration or other act by a Governmental Authority approving or consenting to a request or application.
1.15“Arbutus” has the meaning set forth in the Preamble.
1.16“Arbutus Indemnitees” has the meaning set forth in Section 10.1.
1.17“Arbutus IP” means the Arbutus Know-How and the Arbutus Patents.
1.18“Arbutus Know-How” means all Know-How Controlled by Arbutus or its Affiliates as of the License Effective Date or that comes into the Control of Arbutus or its Affiliates at any time during the Term, including Arbutus Materials and any Know-How included within the Arbutus New IP and the Joint New IP, that is necessary or reasonably useful to Exploit the Licensed Compound or the Licensed Products in the Field in the Territory.
1.19“Arbutus Materials” means any materials included within the Arbutus Know-How to be provided by Arbutus to Qilu that are set forth on Exhibit 1.19.
1.20“Arbutus New IP” has the meaning set forth in Section 11.1(b)(ii).
1.21“Arbutus Patents” means all Patent Rights that are Controlled by Arbutus or its Affiliates as of the License Effective Date or that come into the Control of Arbutus or its Affiliates at any time during the Term, including any Patent Rights included within the Arbutus New IP and the Joint New IP, that Cover the Licensed Compound or Licensed Products (including composition of matter and methods of using or making the Licensed Compound or Licensed Products), or are otherwise necessary or reasonably useful to Exploit the Licensed Compound or Licensed Products in the Field in the Territory. The Arbutus Patents as of the Execution Date are set forth in Exhibit 1.21, which shall be updated by Arbutus on a quarterly basis.
1.22“Arbutus Support” has the meaning set forth in Section 4.9.

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1.23“Arbutus Support Cap” has the meaning set forth in Section 4.9.
1.24“Arbutus Territory Regulatory Documents” has the meaning set forth in Section 4.3(a).
1.25“Arbutus Unlicensed Compounds” means any proprietary compounds or therapeutic agents owned or controlled by Arbutus or its Affiliates other than AB-729.
1.26“Auditor” has the meaning set forth in Section 7.7.
1.27“Bankruptcy Code” means Title 11, U.S. Code or foreign equivalent laws, including the PRC Enterprise Bankruptcy Law.
1.28“Batch Records” means the final executed batch production records for a single batch of Licensed Compound Manufactured for use by Arbutus in Clinical Trials.
1.29“Biosimilar Product” means, with respect to a Licensed Product in a Relevant Region, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) (a) approved by the relevant Regulatory Authority in such Relevant Region based on a determination by such Regulatory Authority or by Applicable Law that such product is “similar,” “comparable,” “interchangeable,” “bioequivalent,” or “biosimilar” to such Licensed Product in such Relevant Region, and (b) that is (i) sold in the same Relevant Region (or is commercially available in the same Relevant Region via import from another country or region) as such Licensed Product by any Third Party that is not a Sublicensee, and (ii) not Manufactured by or on behalf of Qilu or any of its Affiliates or Sublicensees.
1.30“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in Philadelphia, Pennsylvania or in the Territory are required by Applicable Laws to remain closed.
1.31“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.32“Calendar Year” means each twelve (12) month period commencing on January 1.
1.33“CDE” means the Chinese Center for Drug Evaluation of the NMPA, or any successor entity thereto.
1.34“cGCP” means current Good Clinical Practices as defined in Parts 50, 56 and 312 of Title 22 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto or foreign equivalents thereof, including Good Clinical Practice for Drugs (i.e. 药物临床试验质量管理规范) promulgated by NMPA and the National Health Commission effective as of July 1, 2020, together with any guidelines and/or implementation rules issued by NMPA in connection therewith, in each case as amended from time to time.

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1.35“cGLP” means current Good Laboratory Practices as defined in Part 58 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof.
1.36“cGMP” means current Good Manufacturing Practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof, including Good Manufacturing Practice for Drugs (i.e.药品生产质量管理规范) promulgated by the Ministry of Health of China effective as of March 1, 2011, as may be amended from time to time.
1.37“cGVP” means current Good Pharmacovigilance Practices applicable to the conduct of specific pharmacovigilance activities by a Person in the European Union based upon Article 108a of Directive 2001/83/EC (until repealed in its entirety), 536/2014/EU, by the European Medicines Agency, all other applicable rules, regulations, orders, guidances, guidelines (including those issued by the International Council on Harmonization or other industry or nongovernmental standards), in the United States pursuant to the Federal Food, Drug, and Cosmetics Act, as may be amended and supplemented from time to time, and implementing regulations, including such extraterritorial jurisdiction as may be applicable to adverse events or experience or medical device reports required to be reported to the USFDA (including access to original data as may be requested from time to time by USFDA), the reporting and data management and storage requirements of the World Health Organisation and the World Health Organisation Collaborating Centre for International Drug Monitoring Centre located in Uppsala Sweden (Uppsala Monitoring Centre) and equivalent or comparable non-United States and non-European Union regulations, rules, orders, guidances and standards, as applicable, including Good Pharmacovigilance Practices (药物警戒质量管理规范) promulgated by NMPA and effective as of December 1, 2021, in each case as may be amended from time to time.
1.38“Change of Control” means, with respect to a Party, any of the following: (a) the sale or disposition of all or substantially all of the assets of such Party or its direct or indirect controlling Affiliate to a Third Party, other than to a Person of which more than fifty percent (50%) of the voting capital stock are owned after such sale or disposition by the Persons that were shareholders of such Party or its direct or indirect controlling Affiliate (in either case, whether directly or indirectly through any other Person) immediately prior to such transaction; or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such Party or its direct or indirect controlling Affiliate, or (ii) the acquisition, merger or consolidation of such Party or its direct or indirect controlling Affiliate with or into another Person, other than, in the case of this clause (b), an acquisition or a merger or consolidation of such Party or its controlling Affiliate in which the holders of shares of voting capital stock of such Party or its controlling Affiliate, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation. Notwithstanding the foregoing, any transaction or series of transactions effected for the sole purpose of changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

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1.39“China” or “PRC” means, for the purpose of this Agreement, the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.
1.40“China GAAP” has the meaning set forth in Section 1.1.
1.41“Clinical Supply Agreement” has the meaning set forth in Section 5.2.
1.42“Clinical Trial” means any clinical trial in humans of a pharmaceutical or biological compound or product.
1.43“CMO” means a Third Party contract manufacturing organization.
1.44“Combination Product” means a Licensed Product that, in addition to containing the Licensed Compound as an active pharmaceutical ingredient, is co-formulated with at least one other active pharmaceutical ingredient or therapeutic agent that is not the Licensed Compound (the “Other Component”).
1.45“Commercial Supply Agreement” has the meaning set forth in Section 5.3.
1.46“Commercialize” or “Commercialization” means to market, promote, advertise, exhibit, distribute (including storage for distribution or inventory), detail, sell (including to offer for sale or contract to sell) or otherwise commercially exploit (including to conduct pricing and reimbursement activities) a pharmaceutical or biological compound or product, or to conduct any activities directed to any of the foregoing (including importing and exporting activities in connection therewith).
1.47“Commercially Reasonable Efforts” means, with respect to a Party, efforts that are consistent with the efforts and resources commonly used in the pharmaceutical industry by a company of comparable size in connection with the research, development and commercialization of a pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life.
1.48“Confidential Information” has the meaning set forth in Section 8.1.
1.49“Control” or “Controlled” means, with respect to any Patent Rights, Know-How, other intellectual property right, compounds, molecules or Confidential Information, the ability of a Party (whether through ownership, license or sublicense (other than a license, sublicense or other right granted pursuant to this Agreement)) to grant to the other Party the licenses, sublicenses or rights as provided herein, or to otherwise disclose or provide such intellectual property, compounds, molecules or Confidential Information to the other Party, without violating the terms of any then-existing agreement with any Third Party at the time such Party would be required hereunder to grant the other Party such license, sublicenses or rights as provided herein or to otherwise disclose or provide such intellectual property, compounds, molecules or Confidential Information to the other Party. Notwithstanding the foregoing, a Party will be deemed not to Control any intellectual property (including Patent Rights or Know-How), compounds, physical, biological or chemical materials or Confidential Information that are owned or in-licensed by an

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Acquiring Entity except (1) with respect to any such intellectual property (including Patent Rights or Know-How) arising as a result of activities of employees or consultants of the Acquiring Entity who participate in activities or have access to Confidential Information of either Party under this Agreement after a Change of Control; (2) to the extent that any such intellectual property (including Patent Rights or Know-How) is included in or used in furtherance of a Party’s activities under this Agreement by the Acquiring Entity or its Affiliates after a Change of Control; or (3) to the extent that any such intellectual property (including Patent Rights or Know-How) is used by the acquired Party or the Acquiring Entity or their respective Affiliates to Exploit the Licensed Compound or Licensed Products.
1.50“Cover” means, with respect to a product, technology, process, method or mode of administration that, in the absence of ownership of or a license granted under a particular Patent Right, the Manufacture, use, offer for sale, sale or importation of such product or composition of matter or the practice of such technology, process, method or mode of administration would infringe a claim of such Patent Right or, in the case of a claim of a Patent Right that has not yet issued, would infringe such claim if it were to issue without change.
1.51“CRO” means a contract research organization.
1.52“CSO” means a contract sales organization.
1.53“Debarred” has the meaning set forth in Section 9.3.
1.54“Defaulting Party” has the meaning set forth in Section 12.2(b)(ii).
1.55“Develop” or “Development” means to conduct any non-clinical, CMC or clinical drug research or development activities, whether before or after Regulatory Approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Trials, regulatory affairs, the preparation and submission of regulatory filings, Clinical Trial regulatory activities, or any other activities directed towards obtaining or maintaining Regulatory Approval of any pharmaceutical or biological compound or product. Development includes use and importation of the relevant compound or product to conduct such Development activities. Development does not include Commercialization activities.
1.56“Development Milestone Event” has the meaning set forth in Section 7.2.

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1.57“Development Milestone Payment” has the meaning set forth in Section 7.2.
1.58“Development Participation Right” has the meaning set forth in Section 4.1(f).
1.59“Development Plan” has the meaning set forth in Section 4.1(b).
1.60 “Disclosing Party” has the meaning set forth in Section 8.1.
1.61“Disqualified” has the meaning set forth in Section 9.3.
1.62“Dollar” or “$” means the U.S. dollar, and “$” shall be interpreted accordingly.
1.63“Excluded” has the meaning set forth in Section 9.3.
1.64“Execution Date” has the meaning set forth in the Preamble.
1.65“Executive Officers” means the Chief Executive Officer of Arbutus and the Chief Executive Officer of Qilu, or their respective designees.
1.66“Existing Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated May 24, 2021, between Arbutus and Qilu.
1.67“Exploit” or “Exploitation” means, with respect to any pharmaceutical or biological compound or product, to Develop, Manufacture, have Manufactured, use, Commercialize, import, export, obtain and maintain Regulatory Approvals and applicable pricing or reimbursement approvals.
1.68“Field” means the treatment or prevention of HBV infection.
1.69“First Commercial Sale” means, with respect to a given Licensed Product in a Relevant Region, the first sale of such Licensed Product by Qilu, its Affiliates or Sublicensees in an arm’s length transaction to a Third Party (other than a Sublicensee) in such Relevant Region in exchange for cash (or some equivalent to which value can be assigned) after Regulatory Approval for such Licensed Product has been granted in such Relevant Region.
1.70“Generic Competition” with respect to a particular Licensed Product in a particular Relevant Region shall exist if, during any [***], there is one or more Biosimilar Products with respect to such Licensed Product being sold in such Relevant Region and the sales of such Biosimilar Product(s) in such Relevant Region account for [***] or more of the market share in such Relevant Region. Market share shall be based on the aggregate market in such Relevant Region of such Licensed Product and such Biosimilar Product(s) (based on the number of units of such Licensed Product and such Biosimilar Product(s) in the aggregate sold in such Relevant Region, as reported by a well-known reporting service agreed between the Parties acting reasonably (e.g., IQVIA)).
1.71“Global Trial” has the meaning set forth in Section 4.1(f).

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1.72“Global Trial Notice” has the meaning set forth in Section 4.1(f).
1.73“Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.74“HBV” has the meaning set forth in the Recitals.
1.75“Hong Kong” has the meaning set forth in Section 1.145.
1.76“ICC” has the meaning set forth in Section 13.7.
1.77“Imported Drug License” means an imported drug license (进口药品注册证) issued by the NMPA.
1.78“IND” means any investigational new drug application filed with the USFDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations prior to beginning clinical trials in humans in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States with the applicable Regulatory Authority.
1.79“Indemnification Claim Notice” has the meaning set forth in Section 10.3.
1.80“Indemnified Party” has the meaning set forth in Section 10.3.
1.81“Indemnifying Party” has the meaning set forth in Section 10.3.
1.82“Initial Documentation” has the meaning set forth in Section 4.3(a).
1.83“Insolvency Event” has the meaning set forth in Section 12.2(d).
1.84“Invention” means any invention, discovery, technology, know-how, information or idea, trade secrets, knowledge, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing, and quality control data and know-how, including study designs and protocols) in all cases, whether or not patentable, in written, electronic or any other form, that is conceived, discovered, developed or first actually reduced to practice by or on behalf of a Party, or by the Parties together, arising from or in the scope of activities to be conducted under this Agreement, but excluding any Product Data. For clarity, Inventions do not include any invention, discovery, technology, know-how, information or idea conceived, discovered, developed or first actually reduced to practice prior to the License Effective Date, or after the License Effective Date through activities conducted by a Party outside of the purpose of this Agreement.

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1.85“Joint New IP” has the meaning set forth in Section 11.1(b)(iii).
1.86“JSC” has the meaning set forth in Section 3.2(a).
1.87“Know-How” means any and all information or materials, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols (including Clinical Trial protocols), formulas, data, inventions, algorithms, forecasts, profiles, strategies, plans, results, know-how and trade secrets (in each case, regardless of whether patentable, copyrightable or otherwise), but excluding any Patent Rights. For the avoidance of doubt, “Know-How” shall include Product Data and Regulatory Documents.
1.88“License” means the license granted by Arbutus to Qilu and its Affiliates pursuant to Section 2.1.
1.89“Licensed Compound” means Arbutus’ proprietary HBV RNAi agent known as AB-729, having the sequence and structure set forth on Exhibit 1.89.
1.90“License Effective Date” has the meaning set forth in Section 12.1.
1.91“Licensed Product” means any pharmaceutical product that contains the Licensed Compound, either alone or in combination with one or more other active pharmaceutical ingredients or therapeutic agents, delivery systems or devices. For the avoidance of doubt, a Licensed Product does not include a pharmaceutical product that contains an Arbutus Unlicensed Compound.
1.92“Licensed Product Trademarks” means the Trademark(s) used or anticipated to be used by a Party or its Affiliates or its Third Parties Licensees (in the case of Arbutus) or Sublicensees (in the case of Qilu) for the Exploitation of Licensed Products in such Party’s Applicable Territory, and any registrations thereof or any pending applications relating thereto with any Governmental Authority.
1.93“Licensed Product-Specific Trademarks” has the meaning set forth in Section 6.3(b).
1.94“Losses” has the meaning set forth in Section 10.1.
1.95“MAA” means a marketing authorization application, new drug application, biologics license application or similar application, as applicable, and all amendments and supplements thereto, submitted to the USFDA, NMPA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. or China with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical or biologic product, in a country or in a group of countries, including in China, an application for an Imported Drug License and a domestic Drug Registration Certificate.

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1.96“Macau” has the meaning set forth in Section 1.145.
1.97“Manufacture” or “Manufacturing” means to conduct or have conducted any activities directed to producing, making, scaling up, processing, formulating, filling, finishing, packaging, labeling, quality assurance testing and release, shipping, and storage at manufacturing facilities of any pharmaceutical or biological compound or product, or any component thereof (including production of drug substance and drug product, in bulk form, whether for Development or Commercialization).
1.98“Manufacturing Cost” means, [***].
1.99“Manufacturing Technology” has the meaning set forth in Section 5.5(a).
1.100“Manufacturing Technology Transfer” has the meaning set forth in Section 5.5(a).
1.101“Manufacturing Technology Transfer Completion” means (a) delivery by Arbutus (or Arbutus’ CMO(s) on behalf of Arbutus) to Qilu (or its permitted CMO or permitted Sublicensee) of the Manufacturing Technology in accordance with the Manufacturing Technology Transfer Plan, and (b) using the Manufacturing Technology transferred from Arbutus, completion of manufacturing of at least [***] by Qilu (or its permitted CMO or permitted Sublicensee) at scale of at least [***] of the Licensed Compound that is Manufactured timely and without regard to supply needs, with the quality of the manufactured Licensed Compound meeting the specifications approved by NMPA.
1.102“Manufacturing Technology Transfer Plan” has the meaning set forth in Section 5.5(a).
1.103“Negotiation Period” has the meaning set forth in Section 2.2.
1.104“Net Sales” means, with respect to a Licensed Product for any period, the total gross amount billed or invoiced on sales of such Licensed Product during such period by Qilu, its Affiliates, or Sublicensees in the Territory to Third Parties, in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Licensed Product and actually incurred, paid or accrued by Qilu, its Affiliates or Sublicensees and not otherwise recovered by or reimbursed to Qilu, its Affiliates, or Sublicensees: [***].
Subject to the above, Net Sales will be calculated in accordance with the applicable Accounting Standards, consistently applied.
1.105“NMPA” means the National Medical Products Administration in China, including its internal institutions such as the CDE, or any successor agency with a similar scope of responsibility regarding the regulation of human pharmaceutical and biological products in China.

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1.106“Non-Defaulting Party” has the meaning set forth in Section 12.2(b)(ii).
1.107“Other Component” has the meaning set forth in Section 1.44.
1.108“Participation Notice” has the meaning set forth in Section 4.1(f).
1.109“Parties” or “Party” have the meaning set forth in the Preamble.
1.110“Party Vote” has the meaning set forth in Section 3.5.
1.111“Patent Prosecution” means activities directed to (a) preparing, filing and prosecuting applications (of all types) for any Patent Right, (b) managing any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing Patent Rights, (c) maintaining issued Patent Right(s), (d) listing in regulatory publications such as the Orange Book and its equivalents (as applicable), (e) obtaining patent term extensions, supplementary protection certificates and the like for issued Patent Right(s), and maintenance thereof, and (f) managing, including settling, any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding relating to issued Patent Right(s).
1.112“Patent Right” means (a) all patents and patent applications in any country or supranational jurisdiction, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, (c) foreign counterparts of any of the foregoing, (d) all applications claiming priority to any of the foregoing and (e) any patents issuing on any patent application identified in clauses (a) through (d).
1.113“Person” means any individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, unincorporated organization or association, or Governmental Authority.
1.114“Pharmacovigilance Agreement” has the meaning set forth in Section 4.6.
1.115“Phase I Clinical Trial” means a clinical study for the first introduction into humans of a pharmaceutical or biological product to get information on product safety, tolerability, immunogenicity, pharmacological activity or pharmacokinetics, as described in federal regulation 21 C.F.R. § 312.21(a) or its foreign equivalents.
1.116“Phase II Clinical Trial” means a clinical study in humans of the safety, dose ranging and efficacy of a pharmaceutical or biological product, as described in federal regulation 21 C.F.R. § 312.21(b) or its foreign equivalents.

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1.117“Phase III Clinical Trial” means a controlled clinical study, or a portion of a controlled study, in humans of the efficacy and safety of a pharmaceutical or biological product, which study (in its entirety or portion, as applicable), is prospectively designed to demonstrate statistically whether such pharmaceutical or biological product is effective and safe for use in a particular indication in a manner sufficient to file an application to obtain Regulatory Approval, as further defined in federal regulation 21 C.F.R. § 312.21(c) or its foreign equivalents. For clarity, with respect to what is commonly called a phase 2/3 study, the Phase III Clinical Trial definition is met upon the first patient, first visit in the portion of such study that is prospectively designed to demonstrate statistically whether such pharmaceutical or biological product is effective and safe for use in a particular indication in a manner sufficient to file an application to obtain Regulatory Approval, as further defined in federal regulation 21 C.F.R. § 312.21(c) or its foreign equivalents.
1.118“Product Data” means any and all data relating to or arising out of the Development or Manufacture of the Licensed Compound or Licensed Products, or that is otherwise necessary or useful for the Exploitation of the Licensed Compound or Licensed Products in the Field in the Applicable Territory, including data collected or resulting from pre-clinical studies or Clinical Trials, CMC data, Manufacturing records and information, and supporting documentation (e.g., protocols, format of case report forms, analysis plans) relating to pre-clinical studies, Clinical Trials or other Development or Manufacturing activities with respect to the Licensed Compound or Licensed Products.
1.119“Product Infringement” has the meaning set forth in Section 11.3(b)(i).
1.120“Qilu” has the meaning set forth in the Preamble.
1.121“Qilu Indemnitees” has the meaning set forth in Section 10.2.
1.122“Qilu New IP” has the meaning set forth in Section 11.1(b)(i).
1.123“Qilu Territory Trademarks” has the meaning set forth in Section 6.3(c).
1.124“Receiving Party” has the meaning set forth in Section 8.1.
1.125“Regulatory Approval” means all Approvals, including if required by Applicable Laws, pricing Approvals, necessary for the marketing and sale of a pharmaceutical or biological product in a particular country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements.
1.126“Regulatory Authority” means any federal, national, supranational, state, provincial, directly administered municipality or local regulatory agency, department, bureau or other Governmental Authority, including the USFDA, the CDE and the NMPA, that has authority over the manufacture, development, commercialization or other use or exploitation (including the granting of Regulatory Approval) of any Licensed Product in any applicable regulatory jurisdiction.

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1.127“Regulatory Documents” means any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including INDs, MAAs and Regulatory Approvals or their equivalents in any jurisdiction, and all written correspondence or written communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to the Licensed Compound or a Licensed Product.
1.128“Regulatory-Based Exclusivity” means, on a Licensed Product-by-Licensed Product and Relevant Region-by-Relevant Region basis, that (a) Qilu or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Applicable Law) in such Relevant Region to market and sell the Licensed Product or the active ingredient in such Licensed Product in such country, or (b) the data and information submitted by Qilu or any of its Affiliates or Sublicensees to the relevant Regulatory Authority in such Relevant Region for purposes of obtaining Regulatory Approval for such Licensed Product may not be disclosed, referenced or relied upon in any way by any Person to support the Regulatory Approval or marketing of any product by a Third Party in such country other than Qilu or its Affiliate or Sublicensee.
1.129“Related Agreements” has the meaning set forth in Section 10.1.
1.130“Relevant Persons” has the meaning set forth in Section 9.5(d).
1.131“Relevant Region” has the meaning set forth in Section 1.145.
1.132“Review Period” has the meaning set forth in Section 4.1(f).
1.133“ROW Territory” means all countries of the world outside of the Territory.
1.134“Royalty Term” means, with respect to a given Licensed Product in a Relevant Region, the period commencing on the First Commercial Sale of such Licensed Product in such Relevant Region and ending upon the later to occur of (a) the expiration of the last-to-expire Valid Claim of the Arbutus Patents that Cover such Licensed Product in such Relevant Region, (b) the expiration of Regulatory-Based Exclusivity for such Licensed Product in such Relevant Region, or (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such Relevant Region.
1.135“Sales Milestone Event” has the meaning set forth in Section 7.4.
1.136“Sales Milestone Payment” has the meaning set forth in Section 7.4.
1.137“Section 9.6 Representatives” has the meaning set forth in Section 9.6(a).
1.138“Subcontractor” means CROs, CMOs, CSOs, distributors, wholesalers or similar vendors engaged by a Party to perform on such Party’s behalf its activities under this Agreement.

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1.139“Sublicensee” means any Third Party to whom Qilu or any of its Affiliates grants a sublicense of the License, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights).
1.140“Supply End Date” has the meaning set forth in Section 5.1.
1.141“Tax” or “Taxes” means all forms of preliminary or finally imposed taxation, domestic and foreign taxes, fees, levies, duties and other assessments or charges of whatever kind (including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding and franchise taxes but, for clarity, excluding income taxes and, except as may be agreed by the Parties otherwise, any other taxes levied on Arbutus or its Affiliates by any tax authority in the United States) together with any interest, penalties or additions payable in connection with such taxes, fees, levies duties and other assessments or charges.
1.142“Technical Assistance” has the meaning set forth in Section 5.5(a).
1.143“Technical Assistance Cap” has the meaning set forth in Section 5.5(a).
1.144“Term” has the meaning set forth in Section 12.1.
1.145“Territory” means the Greater Area of China, including (a) China, (b) the Hong Kong Special Administrative Region (“Hong Kong”), (c) the Macau Special Administrative Region (“Macau”), and (d) Taiwan (each of the foregoing a “Relevant Region”).
1.146“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.147“Third Party Claims” has the meaning set forth in Section 10.1.
1.148“Third Party Components” has the meaning set forth in Section 1.104.
1.149“Third Party Offer” has the meaning set forth in Section 2.2.
1.150“Third Party License” has the meaning set forth in Section 7.5(c).
1.151“Third Party Licensee” means any Third Party holding a license (whether exclusive or non-exclusive) under the Know-How and Patent Rights Controlled by Arbutus or its Affiliates during the Term that is necessary or useful in the Exploitation of the Licensed Compound and the Licensed Products in the Field in the ROW Territory.
1.152“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.
1.153“US GAAP” has the meaning set forth in Section 1.1.

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1.154[***].
1.155“United States” or “U.S.” means the United States of America, including its territories and possessions.
1.156“Upfront Payment” has the meaning set forth in Section 7.1.
1.157“USFDA” means the United States Food and Drug Administration or any successor agency(ies) or authority thereto having substantially the same function.
1.158“Valid Claim” means either (a) a claim of an issued and unexpired patent or a supplementary protection certificate, which has not been held permanently revoked, unenforceable or invalid by a decision of a court, patent office or other forum of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), dedicated to the public or abandoned, or (b) a claim of a pending patent application being prosecuted in good faith where the earliest priority date of which claim is less than [***], that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling.
ARTICLE 2
LICENSE
2.1License Grant to Qilu. Arbutus agrees to grant and hereby grants to Qilu and its Affiliates during the Term an exclusive (even as to Arbutus and its Affiliates, except as necessary for Arbutus to perform its obligations under this Agreement, or to exercise the retained rights expressly set forth in this Section 2.1), royalty-bearing, non-transferable (except in accordance with Section 13.2) license, with the right to grant sublicenses through multiple tiers (in accordance with Section 2.3), under the Arbutus IP to Exploit the Licensed Compound and Licensed Products in the Field in the Territory to the extent, and only to the extent, said license is necessary or reasonably useful to Exploit the Licensed Compound included in Licensed Products. For clarity, said grant includes the right to use the Arbutus Materials but does not include any license or other grant of rights to Exploit Arbutus Unlicensed Compounds. Subject to Section 2.2, Arbutus retains a right under the Arbutus IP, with the right to grant licenses through multiple tiers, to (a) Develop, Manufacture, have Manufactured, use, import, and export Licensed Products anywhere in the world for the purpose of Exploiting the Licensed Compound and Licensed Products in the ROW Territory, including, notwithstanding the foregoing exclusive license grant, the non-exclusive right to Develop, Manufacture and have Manufactured Licensed Compound and Licensed Products in the Field in the Territory (including importing and exporting activities in connection therewith) for Exploiting Licensed Products in the ROW Territory in all fields of use, but excluding, for the avoidance of doubt, any right to Commercialize Licensed Products in the Field in the Territory, (b) Exploit the Licensed Compound and Licensed Products in the Territory outside the Field, and (c) Exploit Arbutus Unlicensed Compounds worldwide in all fields of use.

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2.2Right of First Negotiation Granted to Qilu. During the Term of this Agreement, if (a) Arbutus or any of its Affiliates intends to Exploit the Licensed Product outside the Field in any Relevant Region in the Territory, (b) Arbutus or any of its Affiliates invents or develops any Additional Compound, as contained in any Additional Product, and Arbutus or any of its Affiliates intends to license the rights to a Third Party in any Relevant Region in the Territory to Exploit such Additional Compound and Additional Product, or (c) Arbutus or any of its Affiliates intends to contract with a Third Party to Manufacture the Licensed Compound and/or Licensed Product in any Relevant Region in the Territory for the purpose of Exploiting the Licensed Compound and Licensed Products in the ROW Territory, Arbutus shall notify Qilu of such intent in writing. If Arbutus provides written notice under clause (c), such notice shall include the price received by Arbutus from a well-known CMO in the Territory agreed between the Parties (e.g., [***]) to Manufacture the Licensed Compound and/or Licensed Product in the Territory (the “Third Party Offer”). Arbutus agrees to grant and hereby grants Qilu the exclusive right of first negotiation to, in the case of the foregoing clause (a) and clause (b), obtain an exclusive license on commercially reasonable terms to Exploit the Licensed Compound and/or Licensed Product outside the Field in such Relevant Region in the Territory, or the Additional Compound and Additional Product in such Relevant Region in the Territory, or in the case of the foregoing clause (c), to Manufacture the Licensed Compound and/or Licensed Product in such Relevant Region in the Territory for Arbutus on commercially reasonable terms, including a price of the Licensed Compound and/or Licensed Product that is lower than the price provided in the Third Party Offer. For clarity, Qilu’s exclusive right of first negotiation under clause (c) above shall only apply if Qilu or its Affiliate will Manufacture the Licensed Compound and/or Licensed Product in such Relevant Region in the Territory, and not if a Third Party subcontracted by Qilu or its Affiliate will Manufacture the Licensed Compound and/or Licensed Product on their behalf. Qilu shall have [***]. [***](the “Negotiation Period”). If Qilu does not exercise its right of first negotiation during such [***] period, or if the Parties fail to enter into a definitive agreement within the Negotiation Period, then Arbutus shall be entitled to negotiate and enter into agreement with any Third Party for the relevant transaction without any further obligation to Qilu under this Section 2.2.
2.3Right to Sublicense.
(a)Qilu shall have the right to grant sublicenses of the License to its Affiliates to fulfill any of its obligations or exercise any of its rights under this Agreement. Each sublicense granted pursuant to this Section 2.3(a) shall be consistent with the terms and conditions of this Agreement. Notwithstanding any such sublicense, Qilu shall remain directly responsible for all of its obligations under this Agreement.
(b)Qilu and its Affiliates shall have the right to grant sublicenses of the License to Third Parties; provided, that any sublicense of the License to a Sublicensee that includes the right to Commercialize or Manufacture the Licensed Compound or the Licensed Product shall require the prior written consent of Arbutus, which consent shall not be unreasonably withheld, conditioned or delayed. Each sublicense granted pursuant to this Section 2.3(b) shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement. Qilu shall provide Arbutus with a copy of any sublicense it enters into with a Sublicensee within thirty (30) days after the execution thereof. Notwithstanding any such sublicense, Qilu will remain directly responsible for all of its obligations under this Agreement.

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2.4Right to Subcontract. Qilu shall have the right to engage Subcontractors to perform on Qilu’s behalf its activities under this Agreement; provided, that (i) if a Subcontractor requires a sublicense of the License to perform the subcontracted activities, such sublicense complies with the requirements of Section 2.3(b), (ii) if such Subcontractor is a CMO, Qilu may only engage such CMO with the prior written consent of Arbutus, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) Qilu shall cause its Subcontractors to be bound by (x) written obligations of confidentiality and non-use at least as restrictive as those set forth in this Agreement, and (y) other obligations consistent with this Agreement to the extent applicable to the activities being performed by such Subcontractor, and (iv) Qilu shall remain directly responsible for any obligations that have been subcontracted to a Subcontractor as if the Subcontractor were a party hereto.
2.5Technology Transfer. Subject to Qilu’s payment of the Upfront Payment, within [***] after receipt by Arbutus of the Upfront Payment, Arbutus shall provide Qilu with complete and accurate copies of all of the Arbutus Know-How set forth in Exhibit 2.5, including any Batch Records, which shall be delivered in its existing format, and in a secure and commercially reasonable manner. If, following such initial delivery, any additional necessary or reasonably necessary Arbutus Know-How comes into Arbutus’ or any of its Affiliates’ Control during the Term (including any Product Data included within the Arbutus Know-How resulting from the Development of the Licensed Compound or Licensed Products in the ROW Territory), Arbutus shall deliver an electronic copy (which may be through access to a secured electronic database) of any tangible embodiments thereof to Qilu without charging Qilu any additional fees. In addition, if at any time during the Term, Qilu identifies particular documents, data or information that are within the Arbutus Know-How, but were not previously delivered to Qilu, including materials requested in connection with an audit or other inquiry by a Regulatory Authority relating to the Development, Manufacture or Commercialization of the Licensed Products, then upon the request of Qilu Arbutus shall use reasonable efforts to promptly deliver an electronic copy of such material (which may be through access to a secured electronic database) to Qilu free of charge to the extent that such material is within Arbutus’ Control. The Parties shall cooperate in good faith to enable Qilu to receive access to any Arbutus Know-How that is necessary or reasonably useful to Exploit the Licensed Compound and Licensed Products in the Field in the Territory.
2.6No Implied Licenses. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any Patent Rights, Know-How, Trademarks, or other intellectual property rights of the other Party.
ARTICLE 3
GOVERNANCE
3.1Alliance Managers. Each Party shall appoint an English-speaking individual to act as its alliance manager under this Agreement as soon as practicable after the License Effective Date (each Party’s appointed individual, its “Alliance Manager”). The Alliance Managers shall (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement, (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the

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Parties, and (c) facilitate the prompt resolution of any disputes. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
3.2Joint Steering Committee.
(a)Formation; Purposes and Principles. Promptly following the License Effective Date, but in no event later than thirty (30) days thereafter, the Parties will form a joint steering committee (the “JSC”) to provide oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement.
(b)Specific Responsibilities. In addition to the responsibilities set forth in Section 3.2(a), the JSC will:
(i)coordinate and share information with respect to the Development, Manufacturing and Commercialization of Licensed Products undertaken by Qilu and its Affiliates and Sublicensees under this Agreement, including Development activities undertaken in accordance with the Development Plan;
(ii)review and approve (x) the initial Development Plan and subsequent amendments to the Development Plan proposed by Qilu, and (y) the protocol for each Clinical Trial of the Licensed Product in the Field in the Territory proposed to be conducted by Qilu, its Affiliates or Sublicensees;
(iii)discuss at a high-level and exchange relevant information relating to the Development, Manufacture and Commercialization activities for the Licensed Products undertaken by Arbutus and its Affiliates and Third Party Licensees in the ROW Territory (x) to the extent relevant to the Development, Manufacture and Commercialization of the Licensed Products in the Field in the Territory, and (y) to the extent that Arbutus Controls such information and has the right to disclose such information to Qilu;
(iv)attempt to resolve in the first instance all matters between the Parties that are in dispute; and
(v)perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to by the Parties.
3.3Membership. The JSC will be composed of three (3) representatives appointed by each of Arbutus or Qilu, or such other number as the Parties may agree in writing. Each individual appointed by a Party as a representative to the JSC will be an English-speaking employee of such Party, or an employee of such Party’s Affiliate, and shall possess qualifications and experience and decision-making authority appropriate for the matters before the JSC. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson. The JSC will be co-chaired by one designated representative of each Party. The co-chairperson of the JSC will cast its Party Vote (as defined below) on the JSC. The co-chairpersons will be responsible for (a) calling

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meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the co-chairpersons will include any agenda items proposed by either Party on such agenda, and (c) preparing and issuing minutes of each meeting promptly thereafter. Each JSC representative will be subject to confidentiality obligations no less stringent than those set forth in ARTICLE 8.
3.4Meetings; Reports. The JSC will hold meetings on a Calendar Quarter basis during the Term or more or less frequently as may be agreed by the Parties. The JSC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacture or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in ARTICLE 8. No action taken at a meeting will be effective unless at least one representative of each Party is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.
3.5Decision-Making; Escalation to Executive Officers. The Parties will endeavor in good faith to reach unanimous agreement with respect to all matters within the JSC’s authority. Each Party’s representatives on the JSC shall collectively have one vote (the “Party Vote”) and no action or decision shall be taken by the JSC on such matters without unanimous Party Vote (i.e., the affirmative Party Vote of each Party), except as expressly provided in this Section 3.5, which will be documented in the minutes of the applicable JSC meeting or by a written consent signed by each Party’s co-chairperson. Should the JSC not be able to reach agreement with respect to a matter at a duly called meeting of the JSC, either Party may refer such matter to the Executive Officers for resolution, and the Executive Officers will attempt to resolve the matter in good faith. If the Executive Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then: (a) Arbutus shall have final decision-making authority with respect to [***]; and (b) Qilu shall have final decision-making authority with respect to [***]. Each Party shall at all times exercise its final decision-making authority using reasonable scientific and business judgment, in compliance with Applicable Laws, and with respect to Qilu in accordance with its diligence and other obligations under this Agreement. The JSC shall not have responsibility for, oversight over or decision-making authority with respect to, the Development, Manufacture or Commercialization of the Licensed Products by Arbutus, its Affiliates or Third Party Licensees, either in the Territory or in the ROW Territory. Neither the JSC nor either Party, in exercising its decision-making authority, shall have the authority or power to (1) amend or modify the terms of this Agreement, (2) avoid or seek to avoid any obligation of such Party under this Agreement, (3) waive compliance with the terms of this Agreement, (4) permit a Party to take an action that requires the prior written consent or other approval of the other Party under this Agreement, or (5) impose additional financial or other obligations on a Party that are not otherwise specified in this Agreement or agreed to by such Party.

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ARTICLE 4
DEVELOPMENT AND REGULATORY MATTERS
4.1Development Obligations.
(a)Qilu shall at its sole expense use Commercially Reasonable Efforts to, by itself or through its Affiliates or Sublicensees, Develop and seek Regulatory Approval for at least one (1) Licensed Product in the Field in the Territory.
(b)Without limiting Qilu’s obligations under Section 4.1(a), Qilu shall use Commercially Reasonable Efforts to Develop the Licensed Products in the Field in the Territory pursuant to a development plan that will include a description of the Development activities to be performed in support of obtaining Regulatory Approval for the Licensed Products in the Field in the Territory, including Clinical Trial designs (as such development plan may be amended, the “Development Plan”). The Development Plan shall include projected timelines for the completion of material Development activities, including the following: [***]. An outline of the initial Development Plan is attached hereto as Exhibit 4.1. Within [***] after the License Effective Date, Qilu shall submit to the JSC an initial draft of the Development Plan for the JSC’s review and approval. Once approved by the JSC, all amendments to the initial Development Plan shall not be effective unless and until approved by the JSC, [***]. Not later than [***] days prior to the commencement of each Calendar Year during the Term when Development of the Licensed Products in the Field in the Territory is ongoing, Qilu shall submit to the JSC an updated Development Plan for the subsequent Calendar Year for its review and approval. Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan in sufficient detail to reflect the continued diligence of Qilu and its Affiliates and Sublicensees. If, from time to time during the Term, there are any material changes to the proposed Development activities to be conducted by Qilu and its Affiliates and Sublicensees that are not reflected in the then-current Development Plan, including the addition of any Clinical Trials or any material changes to any Clinical Trial already included therein, Qilu shall promptly submit to the JSC an amendment to the Development Plan for the JSC’s review and approval.
(c)Without limiting Qilu’s obligations under Section 4.1(a) and Section 4.1(b), Qilu, by itself or through its Affiliates or Sublicensees, shall achieve each of the following diligence milestones by the corresponding diligence deadline, provided that (i) with respect to diligence milestone 2 listed below, Arbutus has timely supplied the Licensed Product (with sufficient quantities and quality) in accordance with the terms of the Clinical Supply Agreement, and (ii) with respect to diligence milestones 1 and 2 listed below, Arbutus has timely provided the material Arbutus Know-How then in the Control of Arbutus or its Affiliates in accordance with Sections 2.5 and 9.4(c) in order to enable Qilu to achieve the diligence milestones by the applicable diligence deadlines, the receipt of which shall be confirmed by Qilu in writing:

	Diligence Milestone	Diligence Deadline
1	[***]	[***]
2	[***]	[***]

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If Qilu anticipates that it will not be able to achieve one or both of the diligence milestones set forth above by the corresponding diligence deadline, Qilu shall provide Arbutus with written notice thereof. The Parties, through the JSC, shall discuss Qilu’s expectations regarding timing relating to achievement of the applicable milestone(s) and the factors relating thereto. Arbutus shall consider in good faith, and shall not unreasonably withhold its consent to, any reasonable extension to the diligence deadlines set forth above proposed by Qilu. For clarity, any amendment to the diligence deadlines set forth above shall require the written agreement of the Parties. Notwithstanding the foregoing, if Qilu is not able to achieve one or both of the diligence milestones set forth above by the corresponding diligence deadline because (x) additional pre-clinical studies not previously conducted by or on behalf of Arbutus, or (y) additional data not included within the Arbutus Know-How, are required by NMPA in order to support submission of an IND, then the Parties shall extend the relevant diligence deadline(s) by a reasonable period of time necessary for Qilu to conduct such additional pre-clinical studies or generate such additional data.
(d)Qilu will perform its Development obligations under this Agreement in good scientific manner and in compliance with all Applicable Laws, including with respect to each such activity that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a regulatory filing or application for Regulatory Approval, cGLP and cGCP.
(e)Qilu shall maintain complete and accurate records of all work conducted by or on behalf of Qilu or its Affiliates, and shall require its Sublicensees to maintain complete and accurate records of all work conducted by or on behalf of such Sublicensees, as applicable, in each case in furtherance of the Development of the Licensed Products in the Territory and together with all material results, data and developments made in conducting such activities. Such records shall be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with Applicable Law.
(f)In the event that Arbutus decides to conduct a global Phase III Clinical Trial for a Licensed Product in the Field (a “Global Trial”), Qilu shall have the right to participate in such Global Trial by including Clinical Trial sites in the Territory on the terms set forth in this Section 4.1(f) (“Development Participation Right”). In advance of any Global Trial, Arbutus shall provide written notice thereof to Qilu (a “Global Trial Notice”). Qilu shall have [***] days from receipt of the Global Trial Notice (the “Review Period”) to exercise its Development Participation Right by providing written notice thereof to Arbutus (the “Participation Notice”). If Qilu exercises its Development Participation Right within the Review Period, the Parties shall negotiate in good faith for up to [***] days an agreement setting forth the terms of Qilu’s participation in the Global Trial, which shall include (A) Qilu’s obligation to support Arbutus in connection with the Global Trial by (i) recommending Clinical Trial sites in the Territory; provided, that Arbutus shall have the right to reject any Clinical Trial sites that do not meet the regulatory, quality or other standards of Arbutus, in Arbutus’s sole discretion, (ii) bearing all costs and expenses incurred by or on behalf of Qilu for its participation in such Global Trial conducted in the Territory, and (iii) reimbursing Arbutus for a pro rata portion of its internal and external expenses, including the expenses of any CRO or other Third Party service providers, to oversee and manage the Global Trial to the extent attributable to the Territory; and (B) Qilu’s rights and entitlements in connection with the Global Trial. For clarity, Arbutus shall have the right to control, in its sole discretion, the study design and

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study protocol for the Global Trial. If Qilu does not deliver a Participation Notice to Arbutus during the Review Period, or if the Parties are unable to execute an agreement providing for Qilu’s participation in the Global Trial within [***] days of the Participation Notice, then Qilu will be deemed to have waived its Development Participation Right for the Global Trial and Arbutus shall have no further obligation to Qilu under this Section 4.1(f) with respect to participation in the Global Trial. Notwithstanding the foregoing, Qilu may elect to develop, at its own cost and expense, the Licensed Products in any indication in the Field in the Territory as approved under the Development Plan, even if Qilu does not exercise its Development Participation Right with respect to the same indication in the Field in the Territory. For the avoidance of doubt, Arbutus shall share any and all Arbutus Know-How arising from all Global Trials with Qilu pursuant to Section 4.5, regardless of whether Qilu agrees to participate in and be responsible for the costs of any such global Clinical Trials. This Section 4.1(f) shall also not be deemed to limit or impose obligations on either Party with respect to the development of the Licensed Product in their Applicable Territory.
4.2Development Reports. Within [***] days following the end of each Calendar Quarter during the Term in which activities described in the Development Plan are ongoing, Qilu shall submit to Arbutus a report summarizing in reasonable detail Qilu’s and its Affiliates’ and Sublicensees’ activities related to (a) the Development of the Licensed Products during the preceding Calendar Quarter, including any material pre-clinical and clinical activities undertaken with respect thereto, and (b) the Manufacture of the Licensed Compound and Licensed Products during the preceding Calendar Quarter, including (i) an update on Qilu’s plans for the Manufacture and supply of the Licensed Compound and Licensed Products, including supply for raw materials and components and any Third Party suppliers and CMOs to be included as part of such plans, and (ii) a summary of any material Manufacturing-related milestones that were in process or were achieved during the preceding Calendar Quarter, including the status of any technology transfer, process validation, etc. Arbutus shall have the opportunity to discuss each such report and its contents with Qilu, either through the JSC or in any other manner reasonably acceptable to both Parties, and Qilu shall provide to Arbutus any additional documentation or information reasonably requested by Arbutus relating to such reports.

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4.3Regulatory Activities.
(a)Qilu shall apply for and maintain, at Qilu’s sole cost and expense, all Regulatory Documents relating to the Licensed Products in the Field in the Territory. All Regulatory Documents relating to the Licensed Products in the Field in the Territory shall be owned by Qilu and held in Qilu’s name, except for any Regulatory Documents, including any IND or Imported Drug License, that are required under Applicable Laws to be filed in Arbutus’ name, which Regulatory Documents will be owned by Arbutus, but shall be prepared, filed and maintained by Qilu on Arbutus’ behalf (such Regulatory Documents owned by Arbutus, the “Arbutus Territory Regulatory Documents”). Arbutus shall, at the direction of and with the assistance of Qilu, execute any documentation prepared by Qilu necessary to appoint Qilu as Arbutus’ local regulatory agent to perform regulatory actions on its behalf in connection with the Arbutus Territory Regulatory Documents. Qilu shall be responsible, at Qilu’s sole cost and expense, for all communications and interactions with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory, both prior to and subsequent to receipt of any Regulatory Approvals. At least thirty (30) days in advance of filing any material Regulatory Document relating to a Licensed Product with any Regulatory Authority in the Territory, including any IND or MAA (or, if a Regulatory Authority requires that a filing be made in a period that does not allow for such thirty (30) day advance review period, then at a mutually agreed upon time in advance of such filing), Qilu shall provide to Arbutus for Arbutus’ review and comment (i) the then-current draft of such Regulatory Document in full in Chinese, (ii) an English translation of the following portions of any such material Regulatory Document: (w) any protocol synopsis included therein; (x) any clinical overview or any clinical summary for the Licensed Compound, including any summaries of clinical safety, biopharmaceutics or efficacy data; (y) any data from any independent nonclinical pharmacology or toxicology studies with the Licensed Compound conducted by Qilu or its Affiliates or Sublicensees; and (z) any data relating to the Manufacture of the Licensed Compound or Licensed Product by or on behalf of Qilu or its Affiliates or Sublicensees, whether in the form of drug substance or drug product (excluding any data relating to any Licensed Compound or Licensed Product Manufactured and supplied by Arbutus under the Clinical Supply Agreement), and (iii) a summary of the other material parts thereof in English (the “Initial Documentation”). Arbutus shall provide its comments to the Initial Documentation in good faith within [***] of receipt thereof, which comments shall include (A) Arbutus’ written consent to the filing of any Arbutus Territory Regulatory Documents within the Initial Documentation or (B) if no such consent is so included, comments on specific revisions to the Arbutus Territory Regulatory Documents so that consent may be granted. Additionally, if Qilu makes any material changes to any protocol synopsis included in the Initial Documentation or the material parts of such Regulatory Document as previously summarized by Qilu in the Initial Documentation, then Qilu shall provide Arbutus with an updated version of such Initial Documentation at least three (3) Business Days prior to filing the applicable Regulatory Document. Qilu will consider in good faith Arbutus’ comments to any material Regulatory Documents relating to a Licensed Product prior to filing such Regulatory Documents with the applicable Regulatory Authorities; provided, that no Arbutus Territory Regulatory Document relating to a Licensed Product may be filed in the Territory without the prior written consent of Arbutus, such consent not to be unreasonably withheld, conditioned or delayed. Within thirty (30) days after the filing of any material Regulatory Document relating to a Licensed Product with any Regulatory Authority in the Territory, Qilu shall provide to Arbutus a complete electronic copy of the Regulatory Document original as filed in Chinese. In

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addition, after receiving Arbutus’ written request, Qilu shall provide to Arbutus, within a reasonable time, an English translation of such Regulatory Document to the extent the original as filed is not written in English and an English translation thereof has not been provided to Arbutus previously, together with an invoice for the cost of translation, and Arbutus shall pay Qilu the amount as invoiced within thirty (30) days after receiving the invoice. Qilu shall notify Arbutus in writing at least ten (10) Business Days in advance of any material meeting with Regulatory Authorities in the Territory relating to the Licensed Products, and Arbutus shall have the right, but not the obligation, to have a representative of Arbutus accompany Qilu to each such meeting in an observational capacity if such attendance is permitted by the applicable Regulatory Authorities in the Territory; provided, that, with respect to any meeting with Regulatory Authorities in the Territory pertaining to an Arbutus Territory Regulatory Document, Arbutus’ representative shall have the right to attend such meeting as a representative of the applicant/owner of such Arbutus Territory Regulatory Document, unless Arbutus agrees in writing prior to such meeting that such representative shall be in attendance in an observational capacity only.
(b)Within thirty (30) days of receipt or filing, Qilu shall provide Arbutus with an electronic copy (in Chinese) and an English translation of all correspondence with Regulatory Authorities or Governmental Authorities (other than, for clarity, any material Regulatory Document, copies of which are required to be provided in accordance with Section 4.3(a) above). For clarity, the English translation shall not include the translation of any attachments, appendices or other enclosures to or with the correspondence. After receiving Arbutus’ written request, Qilu shall provide to Arbutus, within a reasonable time, an English translation of such attachments, appendices or other enclosures to the extent the original is not written in English and an English translation thereof has not been provided to Arbutus previously, together with an invoice for the cost of translation, and Arbutus shall pay Qilu the amount as invoiced within thirty (30) days after receiving the invoice. Additionally, upon the reasonable request of Arbutus, Qilu shall promptly provide Arbutus with an electronic copy (in Chinese) and an English written summary of all other interactions with Regulatory Authorities and Governmental Authorities, in each case by or on behalf of Qilu or its Affiliates or, to Qilu’s knowledge, Sublicensees with respect to the Development of the Licensed Products in the Field in the Territory.
4.4Right of Reference and Use. Arbutus agrees to grant and hereby grants to Qilu (and any Affiliate of Qilu or Sublicensee) a right of reference to all Regulatory Documents pertaining to Licensed Products in the Field submitted to a Regulatory Authority by or on behalf of Arbutus or its Affiliates or Third Party Licensees that are Controlled by Arbutus or its Affiliates for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in the Field in the Territory. If requested by Qilu, Arbutus will, and will cause its Affiliates and Third Party Licensees to, provide a signed statement to this effect in accordance with Applicable Laws. Qilu agrees to grant and hereby grants to Arbutus (and any Affiliate of Arbutus or Third Party Licensee) a right of reference to all Regulatory Documents pertaining to Licensed Products submitted to Regulatory Authorities by or on behalf of Qilu, its Affiliates or Sublicensees that are Controlled by Qilu or its Affiliates for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in the ROW Territory (or to seek any approvals from a Regulatory Authority required for the Development or Manufacturing of the Licensed Product in the Territory in accordance with Arbutus’ retained rights). If requested by Arbutus, Qilu will, and will cause its Affiliates and its Sublicensees, to provide a signed statement to this effect in accordance with Applicable Laws.

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4.5Data Exchange and Use.
(a)For the ROW Territory. During the Term, Qilu shall provide prompt high-level updates to Arbutus through the JSC regarding any newly generated Product Data that has been generated and finalized by or on behalf of Qilu or its Affiliates or Sublicensees with respect to the Licensed Compound and the Licensed Products in the Field in the Territory. Upon Arbutus’ reasonable request, Qilu shall promptly provide Arbutus with electronic copies of, or reasonable access to, such Product Data to the extent that such Product Data has not been previously provided or made accessible to Arbutus. Arbutus shall have the right to use such Product Data to Exploit the Licensed Compound and the Licensed Products in the ROW Territory (or to seek any approvals from a Regulatory Authority required for the Development or Manufacturing of the Licensed Product in the Territory in accordance with Arbutus’ retained rights). To the extent legally possible and permitted, Qilu shall be responsible for obtaining any Approvals required by the Applicable Law in order to allow Arbutus to legally access and use the Product Data.
(b)For the Territory. During the Term, Arbutus shall provide prompt high-level updates to Qilu through the JSC regarding any newly generated Product Data that has not been previously provided or made accessible to Qilu. Upon Qilu’s reasonable request, an electronic copy of any such Product Data included within the Arbutus Know-How not previously delivered to Qilu shall be delivered to Qilu in accordance with Section 2.5.
4.6Adverse Events Reporting. Within ninety (90) days following the License Effective Date, or as otherwise agreed by the Parties, Qilu and Arbutus shall develop and agree in a separate written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to Licensed Products, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting and exchange of information between the Parties concerning adverse events or any other safety issue of any significance and product quality and product complaints involving adverse events, in each case with respect to Licensed Products and sufficient to permit each Party and its Affiliates, Third Party Licensees and Sublicensees to comply with its legal obligations with respect thereto. The Pharmacovigilance Agreement shall be promptly updated if required by changes in Applicable Law. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, Third Party Licensees and Sublicensees to comply with such obligations. Without limiting the foregoing, Arbutus will be responsible for and shall have the sole right to maintain a global adverse event database for the Licensed Compound and the Licensed Products.

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4.7No Harmful Actions. Each Party shall not, and shall use Commercially Reasonable Efforts to cause its Affiliates, Sublicensees (with respect to Qilu), Third Party Licensees (with respect to Arbutus) and Subcontractors not to, take any action with respect to the Licensed Compound or a Licensed Product that could reasonably be expected to have an adverse impact upon the other Party’s Regulatory Approval status of the Licensed Compound or any Licensed Product in the other Party’s Applicable Territory. If a Party believes that the other Party is or any of its Affiliates, Sublicensees (with respect to Qilu), Third Party Licensees (with respect to Arbutus) or Subcontractors are taking or intends to take any action with respect to the Licensed Compound or a Licensed Product that could have an adverse impact upon other Party’s Regulatory Approval status of the Licensed Compound or any Licensed Product in such Party’s Applicable Territory, then the Parties shall discuss in good faith a resolution of such concern.
4.8Notice of Regulatory Action. Each Party shall promptly, but in any event within two (2) Business Days of receipt of relevant information, notify the other Party of any information that it receives regarding any threatened or pending action, inspection or communication by or from a Third Party, including a Regulatory Authority, that would reasonably be expected to materially adversely affect the Exploitation of the Licensed Compound or Licensed Products in the Territory or the ROW Territory.
4.9Arbutus Support. In addition to Arbutus’ express obligations to provide certain information under this Agreement, including under Section 2.5, the Parties understand and agree that it may be necessary for Qilu from time to time to seek support from Arbutus with respect to the following matters: (a) becoming familiar with and being able to understand and use the Product Data included in the Arbutus Know-How; and (b) answering questions necessary to enable Qilu to (i) prepare Regulatory Documents relating to the Licensed Compound or Licensed Products in the Field in the Territory, and (ii) prepare responses to any requests made by Regulatory Authorities in the Territory relating to the Licensed Compound or Licensed Products in the Field (the “Arbutus Support”). Upon the request of Qilu, Arbutus shall provide the Arbutus Support to Qilu, subject to the following terms and conditions: (1) all Arbutus Support shall be provided through employees of Arbutus, and Arbutus shall have no obligation to (x) provide any Arbutus Support that requires Arbutus to utilize any CRO, CMO or other Third Party service provider or incur any out-of-pocket costs, including any fees charged by any CRO, CMO or other Third Party service provider, unless Arbutus agrees to provide such Arbutus Support in writing, such Arbutus Support not to be unreasonably rejected or withheld, and Qilu timely pays (or reimburses Arbutus for) all such out-of-pocket costs, or (y) require any Arbutus employees to travel in-person to the Territory (except as may be agreed by the Parties otherwise, in which case, the Parties shall also agree on the specific travel arrangements and Qilu’s responsibility for the costs therefor); (2) [***]; and (3) [***](the “Arbutus Support Cap”). If Qilu requires Arbutus Support in excess of the Arbutus Support Cap, Arbutus agrees not to unreasonably withhold its agreement to provide such additional Arbutus Support. Within thirty (30) days after the end of each Calendar Quarter when Arbutus Support is provided, Arbutus shall deliver to Qilu an invoice setting forth the number of hours of Arbutus Support provided during the prior Calendar Quarter and the amounts owed to Arbutus with respect thereto, including any out-of-pocket costs to be paid by Qilu. Each such invoice shall be paid by Qilu within thirty (30) days of the date of such invoice and otherwise in accordance with Sections 7.5(g), 7.5(h) and 7.6.

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ARTICLE 5
MANUFACTURE AND SUPPLY
5.1Supply Obligations. Subject to the terms of this Agreement, Arbutus, by itself or through an Affiliate or one or more Third Parties, shall be responsible for Manufacturing and supplying to Qilu all quantities of the Licensed Compound and Licensed Products necessary for Qilu to Develop and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory until Qilu has received all Approvals required for Qilu or its designated CMO to Manufacture the Licensed Compound and Licensed Products in the Territory (the “Supply End Date”). Qilu shall use Commercially Reasonable Efforts to obtain all Approvals required for Qilu or its designated CMO to Manufacture the Licensed Products in the Territory as soon as reasonably practicable following the License Effective Date. After the Supply End Date, Qilu shall be responsible at its sole cost for Manufacturing all quantities of the Licensed Products necessary for Qilu and its Affiliates and Sublicensees to Develop and Commercialize Licensed Products in the Field in the Territory, and Arbutus’ obligation to Manufacture and supply quantities of the Licensed Products for Qilu shall terminate. Qilu acknowledges and agrees that Arbutus has engaged certain CMOs to Manufacture the Licensed Products on behalf of Arbutus and that Arbutus’ ability to conduct the Manufacturing Technology Transfer and to supply quantities of the Licensed Products to Qilu are subject to, and limited by, the terms of Arbutus’ agreements with such CMOs. Arbutus shall use Commercially Reasonable Efforts to, or to cause its CMOs to, complete the Manufacturing Technology Transfer and supply the Licensed Products in a timely manner. Notwithstanding the foregoing, Arbutus will remain directly responsible for its obligations under this Agreement that have been subcontracted to its CMO. Arbutus hereby represents and warrants to Qilu that, as of the Execution Date, the terms of Arbutus’ agreements with its CMOs (i) do not conflict in any material respect with its supply obligations for the Licensed Compound and Licensed Products as contemplated hereunder; and (ii) do not limit its ability or otherwise conflict with its obligations to conduct the Manufacturing Technology Transfer as contemplated hereunder.
5.2Clinical Supply Agreement. Within ninety (90) days following the License Effective Date, which time period may be extended upon mutual agreement of the Parties, the Parties shall negotiate in good faith and enter into a clinical supply agreement and related quality agreement pursuant to which Arbutus will supply to Qilu Licensed Compound and Licensed Products, at Arbutus’ Manufacturing Cost, for use in Development of the Licensed Product in the Field in the Territory (the “Clinical Supply Agreement”). The Clinical Supply Agreement shall contain supply terms and conditions consistent with the principles set forth on Exhibit 5.2 hereto and such other terms as are customary for such agreements.
5.3Commercial Supply Agreement. At a time specified by Qilu, but in any event as soon as practicable after submission of an MAA for a Licensed Product to a Regulatory Authority in the Territory provided that the Supply End Date has not occurred, the Parties shall negotiate in good faith a commercial supply agreement and related quality agreement for the commercial supply of Licensed Compound and Licensed Products by Arbutus to Qilu, at a price to be agreed between the Parties, for use in Commercialization of the Licensed Products in the Field in the Territory (the “Commercial Supply Agreement”). The Commercial Supply Agreement shall provide for purchase of Licensed

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Compound and Licensed Products and shall contain such other terms as are customary and commercially reasonable for such agreements.
5.4Supply to Arbutus. Subject to the Manufacturing Technology Transfer Completion, upon the request of Arbutus, the Parties shall negotiate in good faith:
(a)a clinical supply agreement and related quality agreement for the clinical supply of Licensed Compound by Qilu to Arbutus for use in Development of the Licensed Product in the Field in the ROW Territory on commercially reasonable terms, including a price to Arbutus which shall be identical to Arbutus’ Manufacturing Cost for the Licensed Compound under Section 5.2; and/or
(b)a commercial supply agreement and related quality agreement for the commercial supply of Licensed Compound by Qilu to Arbutus for use in Commercialization of the Licensed Products in the ROW Territory, on commercially reasonable terms, including a price to be agreed between the Parties that is less than the price available to Arbutus from a well-known CMO in the Territory agreed between the Parties (e.g., [***]).
5.5Manufacturing Technology Transfer.
(a)Upon request by Qilu made after receipt by Arbutus of the Upfront Payment, Arbutus shall, and shall use Commercially Reasonable Efforts to cause its CMO(s) to, commence the Manufacturing technology transfer (the “Manufacturing Technology Transfer”) to Qilu or its permitted CMO or permitted Sublicensees in accordance with a manufacturing technology transfer plan (“Manufacturing Technology Transfer Plan”) to be negotiated in good faith and entered into by the Parties, which shall set forth the process by which Arbutus shall transfer to Qilu (or its permitted CMO or permitted Sublicensees) all of the Arbutus IP that is necessary or reasonably useful for the Manufacturing of the Licensed Compound and Licensed Products (“Manufacturing Technology”). In addition to the Manufacturing Technology Transfer, Arbutus shall provide reasonable technical assistance and support for Qilu to Manufacture or have Manufactured the Licensed Compound and Licensed Products until Manufacturing Technology Transfer Completion in accordance with the terms of this Section 5.5(a) (“Technical Assistance”). Arbutus and Qilu shall each use Commercially Reasonable Efforts to perform their respective obligations necessary to achieve Manufacturing Technology Transfer Completion as soon as reasonably possible. Qilu shall be responsible for reimbursing Arbutus for any out-of-pocket costs, including any fees charged by any CMO or other Third Party service provider, required to perform the Manufacturing Technology Transfer or the Technical Assistance, to the extent not otherwise reimbursed under this Agreement. Upon the request of Qilu, Arbutus shall provide the Technical Assistance to Qilu, subject to the following terms and conditions: (1) the Technical Assistance shall not require any Arbutus employee to travel in-person to the Territory (except as may be agreed by the Parties otherwise, in which case, the Parties shall also agree on the specific travel arrangements and Qilu’s responsibility for the costs therefor); (2) the Technical Assistance shall include the time spent by Arbutus employees to oversee any activities in connection with the Manufacturing Technology Transfer and the Technical Assistance provided by any CMO or other Third Party service provider; (3) [***]; and (4) [***](the “Technical Assistance Cap”). If Qilu requires Technical Assistance in excess of the Technical Assistance Cap, Arbutus agrees not to unreasonably withhold its agreement

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to provide such additional Technical Assistance. Within thirty (30) days after the end of each Calendar Quarter when the Manufacturing Technology Transfer is ongoing or the Technical Assistance is provided, Arbutus shall deliver to Qilu an invoice setting forth the number of hours of Technical Assistance provided during the prior Calendar Quarter and the amounts owed to Arbutus with respect thereto, including any out-of-pocket costs to be paid by Qilu, together with any out-of-pocket costs incurred by Arbutus in connection with the Manufacturing Technology Transfer to be paid by Qilu, in each case to the extent not otherwise reimbursed or paid for by Qilu under this Agreement. Each such invoice shall be paid by Qilu within thirty (30) days of the date of such invoice and otherwise in accordance with Sections 7.5(g), 7.5(h) and 7.6.
(b)After the Supply End Date, Qilu will have the right and responsibility to Manufacture or have Manufactured Licensed Product in the Territory for clinical or commercial use, as the case may be, using the Manufacturing Technology transferred under the Manufacturing Technology Transfer Plan.
(c)If there is any additional Arbutus Know-How pertaining to Manufacturing Technology that comes into Arbutus’ or any of its Affiliates’ Control during the Term after Manufacturing Technology Transfer Completion (including any data resulting from the Manufacture of the Licensed Products in the ROW Territory after the Manufacturing Technology Transfer Completion), Arbutus shall promptly notify Qilu and provide copies thereof to Qilu in accordance with Section 2.5 at no additional cost.
5.6Transfer of the Arbutus Materials. Following Arbutus’ receipt of the Upfront Payment, Arbutus shall use Commercially Reasonable Efforts to arrange and conduct the shipment of the Arbutus Materials in accordance with the schedule set forth on Exhibit 1.19. The Parties shall sign material transfer agreements in a form reasonably acceptable to both Parties before each shipment of the Arbutus Materials, which material transfer agreement shall include a price for the applicable Arbutus Materials that reflects the fair market value thereof as mutually agreed by the Parties. Risk of loss, damage and delay shall pass to Qilu [***] at Arbutus’s shipping dock and Qilu shall be responsible for arranging for shipment and importation of the Arbutus Materials into the Territory. For the avoidance of doubt, Arbutus shall not be required to deliver any materials or information pursuant to this Section 5.6 that have been transferred electronically with other Arbutus Know-How or provided pursuant to the Clinical Supply Agreement.

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ARTICLE 6
COMMERCIALIZATION
6.1Commercialization Obligations.
(a)Upon receipt of Regulatory Approval for a Licensed Product in the Field in the Territory, Qilu (directly, or through its Affiliates and Sublicensees) shall use Commercially Reasonable Efforts to Commercialize such Licensed Product in the Field in the Territory. Subject to the terms and conditions of this Agreement, including this ARTICLE 6 and ARTICLE 3, Qilu will be solely responsible for Commercializing Licensed Products in the Field in the Territory at its sole expense, and will have sole discretion with respect to Commercializing Licensed Products in the Field in the Territory.
(b)Qilu will perform its Commercialization obligations under this Agreement in good scientific manner and in compliance with all Applicable Laws.
(c)Qilu will not under any circumstances use the Licensed Compound or Licensed Products as a “loss leader” to generate sales for its other products.
(d)Qilu shall not sell a Licensed Product as part of a bundle including one or more active pharmaceutical ingredients or therapeutic agents other than those contained in the Licensed Product that is invoiced as a single product for a single price without the prior written consent of Arbutus as to the calculation of Net Sales relating thereto. For clarity, subject to the foregoing provisions of this Section 6.1(d), Qilu may Exploit the Licensed Compound and Licensed Products in any product or treatment regimen that comprises, or is a combination of, (i) a Licensed Product, and (ii) another product, where (i) and (ii) are labeled for use together either simultaneously or in a separate or sequential administration, whether or not sold for a single price. For clarity, the other product may be a small molecule drug or a biological drug.

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6.2Commercialization Reports.
(a)(i) Within [***] days following the end of each Calendar Quarter for the first [***] Calendar Years occurring after Regulatory Approval for the first Licensed Product in the Territory is obtained, and (ii) within [***] days following the end of the [***] Calendar Quarter during each Calendar Year thereafter until the end of the Term, Qilu shall submit to Arbutus a report summarizing in reasonable detail Qilu’s and its Affiliates’ and permitted Sublicensees’ activities related to (x) the Commercialization of the Licensed Products during the preceding Calendar Quarter(s), and (y) the Manufacture of the Licensed Compound and Licensed Products during the preceding Calendar Quarter, including (A) an update on Qilu’s plans for the Manufacture and supply of the Licensed Compound and Licensed Products, including supply for raw materials and components and any Third Party suppliers and CMOs to be included as part of such plans, and (B) a summary of any material Manufacturing-related milestones that were in process or were achieved during the preceding Calendar Quarter, including the status of any technology transfer, process validation, etc. Arbutus shall have the opportunity to discuss each such report and its contents with Qilu, either through the JSC or in any other manner reasonably acceptable to both Parties, and Qilu shall provide to Arbutus any additional documentation or information reasonably requested by Arbutus relating to such reports.
(b)At least [***] prior to the anticipated First Commercial Sale of a Licensed Product in the Field in the Territory, Qilu shall submit to Arbutus its proposed commercial launch plan for such Licensed Product for Arbutus’ review. Following the delivery of the initial commercial launch plan, Qilu shall submit to Arbutus an annual update to such plan within [***] days after the end of each Calendar Year. The initial commercial launch plan and each subsequent annual update shall include promotional plans, projected timelines, pricing and contracting strategy, product position statement, communications strategy, and promotional efforts commitments. Upon the request of Arbutus from time to time after receipt of Regulatory Approval for the first Licensed Product in the Field in the Territory, Qilu shall provide to Arbutus (i) a copy of Qilu’s then-current marketing plan for the Licensed Products in the Field in the Territory, and (ii) copies of any marketing materials then being used by Qilu to market and promote the Licensed Products in the Field in the Territory, in each case of (i) and (ii), as then currently available and to the extent not previously provided.
6.3Licensed Product Trademarks.
(a)Each Party shall be solely responsible for developing, selecting, searching, registering and maintaining, and shall be the exclusive owner of, all Licensed Product Trademarks in such Party’s Applicable Territory, except as expressly set forth in this Section 6.3.
(b)Arbutus hereby grants to Qilu and its Affiliates an exclusive, royalty-free, non-transferable (except in accordance with Section 13.2) license, with the right to grant sublicenses solely in connection with a permitted sublicense pursuant to Section 2.3 with respect to a Licensed Product in the Field in the Territory, under any Licensed Product Trademarks Controlled by Arbutus or its Affiliates other than any Trademarks that include any corporate name or logo of Arbutus or its Affiliates (such Licensed Product Trademarks, the “Licensed Product-Specific Trademarks”) for all uses in the Field in the Territory. A complete and accurate list of the Licensed Product-Specific Trademarks existing as of the

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Execution Date is set forth in Exhibit 6.3(b). During the Term, Arbutus and its Affiliates shall not use any Licensed Product-Specific Trademark or any other Trademark that is confusingly similar to any Licensed Product-Specific Trademark in the Territory (except the use of the Licensed Product-Specific Trademarks in the Territory solely in connection with the performance of Arbutus’ obligations or exercise of its retained rights in the Territory pursuant to Section 2.1), or register or attempt to register any such Licensed Product-Specific Trademark or any other Trademark that is confusingly similar to any Licensed Product-Specific Trademark with any Governmental Authority in the Territory.
(c)Qilu shall have the right to brand the Licensed Products in the Territory using any Trademarks (including Chinese character trademarks and trade names, including Chinese translation or transliteration of the Licensed Product-Specific Trademarks) Qilu determines appropriate other than any Trademarks that include any corporate name or logo of Arbutus or its Affiliates. As between the Parties, Qilu shall own all rights in the Trademarks specific to the Licensed Product in the Field in the Territory other than the Licensed-Product Specific Trademarks (the “Qilu Territory Trademarks”), and all goodwill therein shall accrue to Qilu. Qilu shall register, maintain and enforce, at its own cost and expense, the Qilu Territory Trademarks as Qilu determines reasonably necessary.
6.4No Other Trademark Rights. For the avoidance of doubt, except as expressly permitted by this Agreement or as otherwise agreed in writing by the Parties, neither Party will have any right to use the other Party’s or the other Party’s Affiliates’ corporate names or logos in connection with Exploitation of Licensed Products, without first obtaining the other Party’s written consent. Notwithstanding anything to the contrary herein, to the extent and only to the extent required by Applicable Laws, Qilu may include Arbutus’ name and corporate logo on the Licensed Product label, packaging and promotional/marketing materials to indicate that the Licensed Product is in-licensed from Arbutus.
6.5Diversion. Subject to Applicable Law, each Party covenants and agrees that it shall not, and shall ensure that its Affiliates, Third Party Licensees (with respect to Arbutus) and Sublicensees (with respect to Qilu) do not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Products, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s Applicable Territory; provided, that each Party shall have the right to attend conferences and meetings of congresses in the other Party’s Applicable Territory and to promote and market, for their Applicable Territory, Licensed Products to Third Party attendees at such conferences and meetings, subject to this Section 6.5. Neither Party shall engage, or shall permit its Affiliates, Third Party Licensees (with respect to Arbutus) or Sublicensees (with respect to Qilu) to engage, in any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or users of Licensed Products located in any country, jurisdiction or region in the other Party’s Applicable Territory, or solicit orders from any prospective purchaser that such Party has reason to believe intends to distribute such Licensed Product in any country, jurisdiction or region in the other Party’s Applicable Territory. If a Party or any of its Affiliates, Third Party Licensees (with respect to Arbutus) or Sublicensees (with respect to Qilu) receives any order for Licensed Products for use from a prospective purchaser that intends to distribute such Licensed Product in a country, jurisdiction or region in the other Party’s Applicable Territory, then such Party shall promptly, but in any event within [***],

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refer that order to such other Party and shall not accept any such orders. Except as otherwise provided herein, neither Party shall, or shall permit its Affiliates, Third Party Licensees (with respect to Arbutus) or Sublicensees (with respect to Qilu) to, deliver or tender (or cause or knowingly permit to be delivered or tendered) any Licensed Products for use in the other Party’s Applicable Territory. Notwithstanding the foregoing, this Section 6.5 is not intended to limit, and shall not limit, Arbutus’ retained rights as set forth in Section 2.1, including Arbutus’ right to Exploit Licensed Products in the Territory outside the Field.
ARTICLE 7
PAYMENTS
7.1Upfront Payment. Within thirty (30) days of the Execution Date, and subject to receipt of Arbutus’ invoice for the Upfront Payment issued on the Execution Date, Qilu shall pay to Arbutus a one-time, non-refundable, non-creditable upfront payment of Forty Million Dollars ($40,000,000.00) (the “Upfront Payment”).
7.2Development and Regulatory Milestones. Subject to the terms and conditions of this Agreement, Qilu shall make each of the one-time, non-refundable, non-creditable milestone payments to Arbutus that are set forth below (each such payment, a “Development Milestone Payment”) upon the first achievement of the corresponding milestone event by or on behalf of Qilu or its Affiliate or Sublicensee with respect to a Licensed Product (each such milestone event, a “Development Milestone Event”) in accordance with this Section 7.2. For clarity, each Development Milestone Payment under this Section 7.2 shall be paid only once with respect to the first time the corresponding Development Milestone Event is achieved. In the event that a Development Milestone Event is achieved and an earlier Development Milestone Event has not been achieved (e.g., Development Milestone Event 4 is achieved but Development Milestone Event 3 has not been achieved), then such earlier Development Milestone Event shall be deemed to have been achieved at the same time as the later Development Milestone Event, and Qilu shall pay to Arbutus the Development Milestone Payment for the earlier Development Milestone Event at the same time that the Development Milestone Payment for the later Development Milestone Event is achieved. Qilu shall notify Arbutus in writing promptly, but in no event later than two (2) Business Days, after the achievement of each Development Milestone Event set forth in this Section 7.2. After receiving such notice, Arbutus shall invoice Qilu for the applicable Development Milestone Payment in accordance with the notice. Qilu shall pay the applicable Development Milestone Payment due to Arbutus in Dollars within twenty (20) Business Days following Qilu’s receipt of such invoice.

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	Development Milestone Event	Development Milestone Payment (Dollars)
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]
5	[***]	$[***]

[***]

7.3Manufacturing Technology Transfer Completion Payment. Within two (2) Business Days of Manufacturing Technology Transfer Completion, Qilu shall provide notice to Arbutus of the Manufacturing Technology Transfer Completion. After receiving such notice, Arbutus shall invoice Qilu for a one-time, non-refundable, non-creditable payment of [***] Dollars ($[***]). Within twenty (20) Business Days following Qilu’s receipt of such invoice, Qilu shall pay such [***] Dollars ($[***]) to Arbutus.
7.4Sales Milestones. Subject to the terms and conditions of this Agreement, Qilu shall make each of the one-time, non-refundable, non-creditable milestone payments to Arbutus set forth below (each such milestone payment, a “Sales Milestone Payment”) following the end of the first Calendar Year in which Annual Net Sales of the Licensed Products by Qilu, its Affiliates and Sublicensees in the Territory achieve the sales threshold (set forth in the table below) corresponding to such Sales Milestone Payment (each such sales threshold, a “Sales Milestone Event”) in accordance with this Section 7.4. In the event that more than one Sales Milestone Event is first achieved in the same Calendar Year, then Qilu shall pay to Arbutus each of the corresponding Sales Milestone Payments for each of the Sales Milestone Events that has first been achieved in such Calendar Year. Qilu shall notify Arbutus in writing of the first achievement of each Sales Milestone Event set forth in this Section 7.4 as part of the royalty reports delivered in accordance with Section 7.5(f). After receiving such notice, Arbutus shall invoice Qilu for the applicable Sales Milestone Payment in accordance with the notice. Qilu shall make payment to Arbutus of the corresponding Sales Milestone Payment within twenty (20) Business Days after Qilu’s receipt of such invoice.

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Sales Milestone Event (in Dollars)	Sales Milestone Payment (Dollars)
Annual Net Sales in a given Calendar Year are equal to or greater than $[***]	$[***]
Annual Net Sales in a given Calendar Year are equal to or greater than $[***]	$[***]
Annual Net Sales in a given Calendar Year are equal to or greater than $[***]	$[***]
Annual Net Sales in a given Calendar Year are equal to or greater than $[***]	$[***]
Annual Net Sales in a given Calendar Year are equal to or greater than $[***]	$[***]

7.5Royalty Payments to Arbutus.
(a)Royalty Rates. Subject to the terms of this Section 7.5, Qilu shall pay to Arbutus tiered royalties on Annual Net Sales in a given Calendar Year as provided below. Royalties shall be payable on a Licensed Product-by-Licensed Product and Relevant Region-by-Relevant Region basis during the applicable Royalty Term. For clarity, the royalties (and royalty tiers) set forth below shall be calculated on an aggregate basis based on Net Sales of all Licensed Products in the Territory in a Calendar Year.

Annual Net Sales in a Given Calendar Year (in Dollars)	Royalty Rate
Portion of Annual Net Sales in a given Calendar Year above $0 and up to and including $[***]	[***]%
Portion of Annual Net Sales in a given Calendar Year greater than $[***] up to and including $[***]	[***]%
Portion of Annual Net Sales in a given Calendar Year greater than $[***] up to and including $[***]	[***]%
Portion of Annual Net Sales in a given Calendar Year greater than $[***]up to and including $[***]	[***]%
Portion of Annual Net Sales in a given Calendar Year greater than $[***]	[***]%

The applicable royalty rate set forth in the table above will apply only to that portion of the Annual Net Sales during a given Calendar Year that falls within the indicated range.

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(b)Royalty Termination Date. Following expiration of the Royalty Term for a given Licensed Product in a Relevant Region: (i) no further royalties shall be payable in respect of sales of such Licensed Product in such Relevant Region; and (ii) the License granted to Qilu hereunder with respect to such Licensed Product in such Relevant Region shall automatically become fully paid-up, perpetual, irrevocable and royalty-free.
(c)Royalty Stacking. If it is necessary to obtain a license from any Third Party to any Patent Rights owned or controlled by such Third Party to Develop, Manufacture or Commercialize a Licensed Product in the Field in the Territory (a “Third Party License”), then Qilu shall have the right to obtain such Third Party License and may deduct from Qilu’s royalty obligations under Section 7.5(a), on a Calendar Quarter-by-Calendar Quarter basis, [***] of any royalties paid under such Third Party License for such Patent Rights during the applicable Calendar Quarter; [***].
(d)Royalty Reduction. The royalty rate payable with respect to Annual Net Sales of a Licensed Product shall be reduced on a Relevant Region-by-Relevant Region basis, to [***] of the rate otherwise payable pursuant to Section 7.5(a) during the portion of the applicable Royalty Term with respect to such Licensed Product in such Relevant Region which remains in effect after the earlier of (i) the expiration of the last Valid Claim of an Arbutus Patent that Covers such Licensed Product in such Relevant Region or (ii) the first full Calendar Quarter following the existence of Generic Competition for such Licensed Product in such Relevant Region.
(e)Minimum Royalty. In no event, after taking into account the deductions set forth in Section 7.5(c) and the reductions set forth in Section 7.5(d), will any royalties payable by Qilu to Arbutus under this Section 7.5 for any Licensed Product in any Relevant Region in any Calendar Quarter be less than [***] of the amount of royalties that would otherwise be payable with respect thereto under Section 7.5(a) without taking into account such deductions and reductions.
(f)Royalty Reports and Payments. Within forty-five (45) days after the end of each Calendar Quarter, commencing with the Calendar Quarter of the First Commercial Sale of the first Licensed Product in the Territory, Qilu shall provide Arbutus with a report that contains the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product and Relevant Region-by-Relevant Region basis: (i) gross sales and Net Sales (including reasonable detail for deductions from gross sales to Net Sales and any calculations relating to conversion of foreign currency into Dollar equivalents); and (ii) the royalties payable under this Section 7.5 (including reasonable detail for any deductions to such royalties or reductions to royalty rates taken pursuant to Section 7.5(c) or Section 7.5(d)) for such Calendar Quarter and (iii) if applicable with respect to any report relating to the last Calendar Quarter of a Calendar Year, a notification of any Sales Milestone Events first achieved during such Calendar Year and the amount of the corresponding Sales Milestone Payments payable under Section 7.4. After receiving the report, Arbutus shall invoice Qilu for the royalties payable under this Section 7.5 for such Calendar Quarter in accordance with the report. Within twenty (20) Business Days after receipt of such invoice, Qilu shall pay to Arbutus the royalties payable under this Section 7.5 for such Calendar Quarter.

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(g)Payment Method, Currency, and Exchange Rate. All payments to be made by Qilu to Arbutus under this Agreement shall be made in U.S. Dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by Arbutus. For the purposes of calculating any sums due under this Agreement, Qilu shall convert any amount expressed in a foreign currency into U.S. Dollar equivalents, calculated using the applicable currency conversion rate as published by State Administration of Foreign Exchange of People’s Republic of China on the last Business Day of the month immediately preceding the month in which the applicable payment is due.
(h)Interest. Any undisputed payments not made when due under this Agreement as provided herein will bear interest at [***]. If the is no longer published, the Parties will agree upon another internationally recognized rate which has historically been substantially equivalent to the and utilize such rate retroactively to such time as [***] was no longer available.
7.6Taxes. If Qilu, its Affiliates, or Sublicensees, as applicable, are required by Applicable Law to deduct any Taxes from or in respect of any sum payable under this Agreement to Arbutus: (a) the sum payable will be increased as necessary so that after making all required deductions or withholdings for Taxes Arbutus receives a net amount equal to the sum it would have received had no such deductions or withholdings been made (i.e., Arbutus has received the actual stated amount as set forth under ARTICLE 7 or other applicable provision of this Agreement); (b) Qilu, its Affiliates, or Sublicensees, as applicable, shall make such deductions or withholdings; and (c) Qilu, its Affiliates, or Sublicensees, as applicable, shall pay the amount deducted or withheld to the relevant Tax authority or other Governmental Authority in accordance with Applicable Law, and pay the remainder to Arbutus. Qilu shall be responsible for (i) applying for any tax exemption or reduction under Applicable Law with regard to its payments to Arbutus under this Agreement, and (ii) preparation and filing of all applicable Tax returns relating thereto. Arbutus shall cooperate, to the extent reasonably required, with the filing of any such Tax returns. Qilu shall indemnify Arbutus for any Taxes imposed on Arbutus with respect to such payments if Arbutus directly pays any Taxes on such payments, and Qilu shall promptly reimburse Arbutus for such Taxes, including all reasonable related costs. If Arbutus determines that it is required to report any such Taxes, Qilu shall promptly provide Arbutus with applicable receipts and other documentation necessary or appropriate for such report. Arbutus will issue the corresponding invoices reflecting the full amount due under other provisions of this Agreement and any such withholding or similar Taxes collected at the source as separate line items in the notes section of the said invoices, following the format provided by Qilu for such invoices. Except as set forth in this Section 7.6, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.
7.7Financial Audits. Qilu shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Products in reasonable detail to permit Arbutus to confirm the accuracy of all royalty payments reported under Section 7.5 and Sales Milestone Events and corresponding Sales Milestones Payments reported under Section 7.4, for at least [***] following the end of the Calendar Year to which such records pertain. Arbutus shall have the right to cause an independent, certified public accountant of internationally recognized standing which shall be mutually agreed by the Parties (the “Auditor”) to audit such

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records solely to confirm Net Sales, royalty payments and commercial sales milestones for a period covering not more than the preceding [***]. Such audits shall be performed during normal business hours upon [***] days’ prior written notice to Qilu, and in a manner that does not interfere with Qilu’s or its applicable Affiliate’s or Sublicensee’s business activities for a period of [***]. The Auditor will execute a written confidentiality agreement that is acceptable to Qilu with Qilu and will disclose to Arbutus only such information as is reasonably necessary to provide Arbutus with information regarding any actual or potential discrepancies between amounts reported and amounts actually paid or payable under this Agreement. The report of the Auditor will include the methodology and calculations used to determine the results, will be delivered to Arbutus and Qilu at the same time, and will be final after delivery to both Parties. Qilu shall pay the amount of any underpayment disclosed in any Auditor’s report, together with any interest owed thereon (calculated in accordance with Section 7.5(h)) within thirty (30) days after delivery to the Parties of the final Auditor’s report. If such final Auditor’s report discloses an overpayment by Qilu of the royalties or other amounts payable hereunder, Qilu shall have the right to offset such overpayment against future payments owed to Arbutus under this Agreement following the audit in question or, in the event no future payments are payable to Arbutus under this Agreement, Arbutus shall refund the amount of such overpayment to Qilu within thirty (30) days after written request by Qilu. Any disclosures or reports disclosed to Arbutus under this Section 7.7 shall be Qilu’s Confidential Information.
7.8Form of Payment. All payments to be made by Qilu to Arbutus under this Agreement shall be made in United States Dollars and may be paid by bank wire transfer in immediately available funds to the bank account of Arbutus as Arbutus may from time to time designate by written notice to Qilu. Arbutus shall provide wire instructions for such designated bank account in writing to Qilu at least thirty (30) days prior to the payment due date, and shall notify Qilu by written notice of any changes to Arbutus’s designated bank account and wire instructions. As of the Execution Date, the designated bank account of Arbutus for receiving all payments payable to Arbutus hereunder is as follows:
FOR FUNDS COMING IN US CURRENCY ONLY: [***]

ARTICLE 8
CONFIDENTIALITY; PUBLICATION
8.1Confidential Information. “Confidential Information” means all non-public Know-How or other confidential or proprietary information, including proprietary materials or information, ideas, inventions, discoveries, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, regulatory documentation, information and submissions pertaining to or made in association with Regulatory Documents, data (including pharmacological, toxicological, and clinical data, raw data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions), devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, transferred, disclosed or otherwise made available by or on behalf of a Party (the “Disclosing Party”) to the other Party or its representatives (the “Receiving Party”) prior to, on or after the Execution Date, whether or not patentable and

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whether or not disclosed in written, oral graphical, machine-readable, electronic or other form or otherwise observed by the Receiving Party, and whether or not such information is marked as confidential or proprietary; provided that, in the event such information is not marked as confidential or proprietary, the circumstances of its disclosure or observation are such that a reasonable person should know that it is confidential or proprietary. It is understood and agreed by the Parties that the terms and conditions of this Agreement will be considered Confidential Information of both Parties and kept confidential by each of the Parties as set forth in this ARTICLE 8. For clarity, the Arbutus Know-How and Arbutus Patents (prior to their publication) will be Confidential Information of Arbutus.
8.2Non-Disclosure and Non-Use Obligation. Except as otherwise expressly set forth herein, the Receiving Party shall keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the Receiving Party holds its own confidential information, but in no event less than a commercially reasonable degree of care, and shall not (a) disclose such Confidential Information to any person or entity without the prior written approval of the Disclosing Party, except, solely to the extent necessary to exercise its rights or perform its obligations under this Agreement, to its employees, Affiliates, Sublicensees or potential Sublicensees (with respect to Qilu), Third Party Licensees (with respect to Arbutus) and contractors, consultants or agents who have a need to know such Confidential Information, all of whom will be similarly bound by the provisions of this ARTICLE 8 and for whose compliance herewith the Disclosing Party will be responsible, or (b) use such Confidential Information for any purpose other than for the purposes contemplated by this Agreement. The Receiving Party will use diligent efforts to cause the foregoing Persons to comply with the restrictions on use and disclosure of the Disclosing Party’s Confidential Information set forth in this Section 8.2, and shall be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this ARTICLE 8.
8.3Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party unused tangible materials, or, as directed by the Disclosing Party, destroy all Confidential Information of the Disclosing Party that is in the Receiving Party’s possession or control; provided, however, that one (1) copy of any Confidential Information of the Disclosing Party may be retained and stored solely for the purpose of determining its obligations under this Agreement, provided that the non-disclosure and non-use obligation under this ARTICLE 8 shall continue to apply to any such copy. In addition, the Receiving Party shall not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business, provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or except as required by Applicable Law, and that such Confidential Information remains subject to the non-disclosure and non-use obligations under this ARTICLE 8.

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8.4Exemption. The foregoing confidentiality and non-use obligations shall not apply to: (a) information already in the possession of the Receiving Party prior to its disclosure by the Disclosing Party as evidenced by contemporaneous written records; (b) information that is already in the public domain as of the date of disclosure to the Receiving Party or that comes into the public domain thereafter by publication or otherwise through no breach of the obligations of confidentiality and non-use hereunder by the Receiving Party, including with respect to Section 8.8; (c) information that has been disclosed to the Receiving Party from another source free from any obligation of confidentiality to the Disclosing Party; or (d) information that is developed independently by employees, contractors, consultants or agents of the Receiving Party or any of its Affiliates without use of or reliance upon the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.
8.5Permitted Disclosures. In addition to the exceptions contained in Section 8.2 and Section 8.4, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:
(a)to comply with Applicable Law (including any securities law or regulation or the rules of a securities exchange pursuant to Section 8.6 below) or the order of a court of competent jurisdiction, provided that, where legally permissible, the Receiving Party promptly notifies the Disclosing Party of such obligation sufficiently prior to making such disclosure, so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and fully cooperates with the Disclosing Party, if so requested, in maintaining the confidentiality of such information by applying for a protective order or any similar legal instrument. In any event, the Receiving Party shall only disclose such Confidential Information to the extent required under Applicable Law and shall continue to treat such information as Confidential Information for all other purposes under this Agreement;
(b)to prosecute or defend litigation or to otherwise exercise its rights or perform its obligations in Section 11.4, to obtain or maintain Regulatory Approvals and other regulatory filings and communications, to file or prosecute patent applications as contemplated by this Agreement and to enforce Patent Rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement; and
(c)to allow the Receiving Party to exercise its rights and perform its obligations under this Agreement, provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein.
8.6Disclosure of Agreement. Either Party may disclose the terms of this Agreement:

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(a)to the extent required or advisable to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in the Territory, provided that such disclosing Party shall (i) except where impracticable, give reasonable advance notice to the other Party of such required disclosure and a copy of the proposed disclosure, including any request for confidential treatment or redactions proposed by the disclosing Party, and (ii) consider in good faith any requests by the other Party to seek confidential treatment for or redactions of any portions of such proposed disclosure, it being understood and agreed that the disclosing Party shall have the right, if so advised by such Party’s counsel, to disclose the terms of this Agreement if required or advisable to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in the Territory;
(b)to actual acquirers, permitted assignees, merger partners, existing investment bankers, investors and lenders or financing sources, provided, that such Third Party has executed with such Party, and such Party has provided to the other Party, a copy of a confidentiality agreement (redacted for name of party, economic terms or other competitive information) with terms at least as protective with respect to Confidential Information as those contained herein, in a form reasonably acceptable to the other Party (which acceptance shall not be unreasonably withheld, conditioned or delayed);
(c)for customary discussions and other disclosures with and to bona fide prospective acquirers, permitted assignees or merger candidates or to bona fide potential investment bankers, investors and lenders, or financing sources, provided, that such Third Party has executed with such Party, and such Party has provided to the other Party, a copy of a confidentiality agreement (redacted for name of party, economic terms or other competitive information) with terms at least as protective with respect to Confidential Information as those contained herein, in a form reasonably acceptable to the other Party (which acceptance shall not be unreasonably withheld, conditioned or delayed); and
(d)to the extent necessary to perform such Party’s obligations or exercise its rights under this Agreement, to any actual or potential licensee or sublicensee of such Party with respect to the Licensed Compound or Licensed Products in a redacted form of this Agreement or its terms which shall be redacted in respect of financial terms, including payment amounts, provided, that (1) any such actual or potential, licensee or sublicensee agrees in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this ARTICLE 8.
8.7Publicity; Use of Name and Logo. The Parties have agreed on a press release announcing this Agreement, which shall be issued by the Parties on such date and time as may be agreed by the Parties. Except to the extent expressly permitted under this Agreement or, if executed, the Clinical Supply Agreement, the Commercial Supply Agreement or the Pharmacovigilance Agreement, or as required by Applicable Laws, each Party will not use the other Party’s or its Affiliates’ name or logo in any label, press release or product advertising, or for any other promotional purpose, without first obtaining the other Party’s written consent.

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8.8Publications. If Qilu wishes to publish or present in a public forum the scientific or technical results of any Development activities with respect to the Licensed Compound or Licensed Products in the Territory, Qilu shall provide Arbutus the opportunity to review any proposed abstracts, manuscripts or scientific presentations (including verbal presentations) with respect thereto by delivering a copy thereof (if applicable) to Arbutus at least thirty (30) days prior to Qilu’s intended submission for publication. Arbutus shall have thirty (30) days from its receipt of any such copy of the proposed disclosure in which to notify Qilu in writing of (a)  any request to modify or delay the timing of any publication or presentation for up to ninety (90) days for bona fide patenting reasons, or (b) any request to delete Arbutus’ Confidential Information prior to such publication. Qilu shall promptly comply with any such request made by Arbutus prior to proceeding with such publication.
8.9Engaging Individuals. Each Party hereby agrees that all Persons engaged to perform any activities under this Agreement shall be contractually bound by confidentiality obligations at least as restrictive as the obligations of confidentiality and non-use set forth in this ARTICLE 8 prior to performing such activities.
8.10Survival. This ARTICLE 8 shall survive the expiration or termination of this Agreement and shall remain in full force and effect for seven (7) years after such expiration or termination; provided, that each Party’s obligations with respect to any trade secret included in the Confidential Information of the other Party shall continue for so long as such trade secret is protected under Applicable Law.
ARTICLE 9
REPRESENTATIONS, WARRANTIES, AND COVENANTS
9.1Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Execution Date that:
(a)it is validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation;
(b)it has the full right, power and authority to (i) enter into this Agreement, (ii) conduct the activities allocated to it under this Agreement, (iii) grant the licenses under this Agreement, (iv) grant and assign the rights under this Agreement, and (v) disclose the information and Know-How that is to be disclosed under this Agreement, in each case to the extent applicable to such Party;
(c)this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and similar laws of general application affecting the enforcement of creditors’ rights generally, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it or its assets may be bound, nor violate any Applicable Law of any court, governmental body or administrative or other agency having jurisdiction over it;

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(d)neither it, nor any of its Affiliates are party to any agreements, instruments or understanding, oral or written, that conflict with its obligations under this Agreement; and
(e)except as otherwise provided herein, no government authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority, domestic or foreign, under any Applicable Laws currently in effect, on the part of such Party, is necessary for the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith.
9.2Representations and Warranties of Arbutus. Arbutus represents and warrants to Qilu as of the Execution Date that:
(a)all Arbutus Patents existing as of the Execution Date are completely and accurately set forth on Exhibit 1.21 hereto. The inventors named in each Arbutus Patent have each assigned to Arbutus or its applicable Affiliate their respective entire right, title and interest in and to such Arbutus Patent. The Arbutus Patents set forth on Exhibit 1.21 are not subject to any liens or encumbrances. Arbutus and its Affiliates have complied with all Appliable Laws in the prosecution and maintenance of the Arbutus Patents;
(b)Arbutus and its Affiliates exclusively own the Arbutus IP existing as of the Execution Date and there is no agreement, instrument or understanding between Arbutus or its Affiliates and any Third Party pursuant to which Arbutus or its Affiliates have obtained any right or license to the Licensed Compound or the Licensed Products or any intellectual property rights related to the Licensed Compound or the Licensed Products. Arbutus has Control over all Know-How and Patent Rights owned by it or its Affiliates as of the Execution Date that are necessary or reasonably useful for the research, Development, Manufacturing, Commercialization or other Exploitation of the Licensed Compound and Licensed Products as contemplated under this Agreement as of the Execution Date;
(c)Arbutus has the right to grant all rights and licenses it purports to grant to Qilu with respect to the Arbutus IP under this Agreement;
(d)there has been no settled, pending or threatened claim made in writing or lawsuit or legal proceeding of a Third Party against Arbutus or its Affiliates alleging that the Arbutus IP or the practice or use thereof misappropriates or infringes, in part or in whole, the intellectual property or intellectual property rights of any Third Party in the Territory;
(e)to the actual knowledge of Arbutus and its Affiliates, without any independent investigation, the Exploitation of the Licensed Compound and Licensed Products under the Arbutus IP in the Field in the Territory does not infringe the intellectual property or intellectual property rights of any Third Party as of the Execution Date;
(f)Arbutus and its Affiliates have not granted or agreed, promised or offered to grant, or have been or are under any obligation to grant, any right or license to any Third Party relating to any of the Arbutus IP that would cause a conflict or interfere with any of the rights or licenses granted to Qilu and its Affiliates hereunder;

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(g)Arbutus and its Affiliates have not received any written notice or information concerning the institution of any interference, opposition, reexamination, reissue, revocation, nullification, cancellation, patent protest, or any official proceeding involving any Arbutus Patent anywhere in the Territory. There has been and there is no settled, pending or threatened claim or lawsuit or legal or administrative proceeding of a Third Party alleging that the Arbutus Patents are invalid or unenforceable. To the knowledge of Arbutus and its Affiliates, the Arbutus Patents are, or, upon issuance, will be, valid and enforceable;
(h)Arbutus has disclosed to Qilu and made available to Qilu for review (i) all safety-related data for the Licensed Compound and Licensed Products and (ii) all material non-clinical and clinical data within the Arbutus IP, in each case of (i) and (ii), in the possession of Arbutus or its Affiliates as of the Execution Date. To the knowledge of Arbutus and its Affiliates, all such data is true and accurate in all material respects as of the time it was disclosed or otherwise made available;
(i)Arbutus, its Affiliates and its and their respective Relevant Persons have complied with all Applicable Laws in all material respects in connection with the Exploitation of the Licensed Compound and Licensed Products, including cGLP, cGMP, cGCP and cGVP;
(j)Arbutus and its Affiliates have not used in the research, Development and Manufacture of the Licensed Compound and Licensed Products any employee, consultant or contractor who has been Debarred by any Regulatory Authority, or to the knowledge of Arbutus and its Affiliates, is the subject of a debarment proceeding by any Regulatory Authority;
(k)neither Arbutus nor any of its Affiliates is a U.S. business that (i) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (ii) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof; and
(l)no funding, facilities, or personnel of any Governmental Authority or any public or private educational or research institutions were used to develop or create any Arbutus IP, and neither Arbutus nor any of its Affiliates has entered into a government funding relationship that would result in rights to the Licensed Compound or any Licensed Products residing in any Governmental Authority, including, without limitation, the U.S. Government, the National Institutes of Health, or other government agency, and the licenses granted hereunder are not subject to overriding obligations to any Governmental Authority, including, without limitation, the U.S. Government as set forth in 35 U.S.C. §§ 200 et seq., or any similar obligations under Applicable Laws of any other country or jurisdiction.

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9.3Debarment; Exclusion; Disqualification. Each Party hereby certifies to the other as of the License Effective Date and at all times during the Term that neither it, nor any of its Affiliates or, in the case of Qilu, Sublicensees, or, in the case of Arbutus, Third Party Licensees, have been debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as may be amended and supplemented from time to time, or any foreign equivalent thereof (“Debarred”), excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7, et seq. or any state agency from participation in any Federal or state health care program or any foreign equivalent thereof (collectively “Excluded”), or otherwise disqualified or restricted by the USFDA pursuant to 21 C.F.R. 312.70 or any other Regulatory Authority or foreign equivalent thereof (“Disqualified”), and during the Term, neither it, nor any of its Affiliates or, in the case of Qilu, Sublicensees, or, in the case of Arbutus, Third Party Licensees, shall use, in any capacity in connection with the obligations to be performed under this Agreement, any Person who has been Debarred, Excluded or Disqualified. Each Party acknowledges and agrees that this certification imposes a continuing obligation on such Party to notify the other Party promptly if this certification is no longer accurate, and that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a Debarred, Excluded or Disqualified entity or individual, an Excluded entity or individual or a convicted entity or individual, such Party will promptly notify the other Party.
9.4Covenants of Arbutus. Arbutus covenants to Qilu that:
(a)during the Term, Arbutus and its Affiliates will not make any commitment to any Third Party in conflict with the rights granted by it hereunder;
(b)neither Arbutus, nor any of its Affiliates, shall assign, transfer, convey or otherwise encumber during the Term, its right, title or interest in or to the Arbutus IP in a manner that would prevent Qilu or its Affiliates, Subcontractors and Sublicensees from researching, Developing, Manufacturing or Commercializing the Licensed Compound or the Licensed Products or from otherwise exploiting its or their rights and licenses granted or assigned by Arbutus hereunder, or that would interfere with or be inconsistent with any of the foregoing activities;
(c)during the Term, Arbutus will promptly disclose and make available to Qilu for review (i) all safety-related data for the Licensed Compound and Licensed Products, and (ii) all material non-clinical and clinical data within the Arbutus IP, in each case of (i) and (ii), which comes into the possession of Arbutus or its Affiliates and has not been disclosed or otherwise made available to Qilu for review previously. Arbutus shall use Commercially Reasonable Efforts to confirm that all such data is true and accurate in all material respects as of the time it is disclosed or otherwise made available to Qilu, which efforts shall in no event be less than the efforts Arbutus would use if such data were to be used by Arbutus in its own Exploitation of the Licensed Compound and Licensed Products in the Field in the ROW Territory;

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(d)the Licensed Product supplied by Arbutus to Qilu under Section 5.1 shall, at the time of delivery, comply with all applicable specifications and have been Manufactured and delivered in accordance with all Applicable Laws, including cGMP; and
(e)during the Term of this Agreement, Arbutus shall prosecute and maintain all Arbutus Patents in accordance with Section 11.2.
9.5Covenants of Qilu. Qilu hereby covenants to Arbutus that when performing its activities pursuant to this Agreement:
(a)it will prepare, maintain and retain all Regulatory Documents in the Territory pursuant to and in accordance in all material respects with all Applicable Laws and will not make any materially false or misleading statement to a Regulatory Authority in connection with such Regulatory Documents;
(b)it will, and will cause each of its Affiliates and Sublicensees and any of their respective directors, officers, managers, employees, independent contractors, representatives or agents to, at all times, duly obtain and maintain all Approvals from and complete all filings and registrations with the Governmental Authorities as required by Applicable Laws in a timely manner for conducting its business and engaging in the activities as contemplated hereunder in compliance with all Applicable Laws in all material respects;
(c)during the Term, Qilu will promptly disclose and make available to Arbutus for review (i) all safety-related data for the Licensed Compound and Licensed Products and (ii) all material non-clinical and clinical data for the Licensed Compound and Licensed Products, in each case of (i) and (ii), which comes into the possession of Qilu or its Affiliates or Sublicensees and has not been disclosed or otherwise made available to Arbutus for review previously. Qilu shall use Commercially Reasonable Efforts to confirm that all such data is true and accurate in all material respects as of the time it is disclosed or otherwise made available to Arbutus, which efforts shall in no event be less than the efforts Qilu would use if such data were to be used by Qilu in its own Exploitation of the Licensed Compound and Licensed Products in the Field in the Territory; and
(d)it will not, and will cause each of its Affiliates and Sublicensees and any of their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Relevant Persons”) not to, engage directly or indirectly in transactions connected with any of North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or otherwise engage directly or indirectly in transactions connected with any government, country or other entity or Person that is the target of U.S. economic sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, including those designated on its list of Specially Designated Nationals and Blocked Persons. No Relevant Person will receive unlicensed donations or engaged in any financial transaction while knowing or having reasonable cause to believe that such transaction poses a risk of furthering terrorist attacks anywhere in the world.

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9.6Compliance with Anti-Corruption Laws.
(a)Each Party agrees on behalf of itself, its Affiliates, and its and their shareholders, partners officers, directors, employees, agents and any other persons or entities acting on its behalf in connection with this Agreement (collectively, the “Section 9.6 Representatives”) that it and its Section 9.6 Representatives, from and after the Execution Date, when performing its activities pursuant to and in connection with this Agreement:
(i)shall not in the performance of this Agreement violate any applicable anti-bribery and anti-corruption laws or regulations, including the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, the PRC Criminal Law, the PRC Anti-Unfair Competition Law or other local law (collectively, the “Anti-Corruption Laws”);
(ii)shall adhere to its own internal anticorruption policies and shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws; and
(iii)shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything of value in violation of the Anti-Corruption Laws.
(b)Each Party shall (i) promptly provide written notice to the other Party of any violations of Anti-Corruption Laws by such Party, its Affiliates or its and their respective Section 9.6 Representatives that are performing under this Agreement of which it becomes aware; and (ii) upon the request of the other Party (which such request may be made no more frequently than once a year), verify in writing that to the best of its knowledge, there have been no violations of Anti-Corruption Laws by such Party or its Section 9.6 Representatives that are performing under this Agreement, or shall provide details of any exception to the foregoing.
(c)Each Party shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement as required under applicable Anti-Corruption Laws, including, as applicable, the accounting provisions of the US Foreign Corrupt Practices Act. Should a violation of any applicable Anti-Corruption Laws be suspected by either Party that is related to the Parties’ mutual business interests under this Agreement, then upon the suspecting party sharing evidence of such suspected violation with the suspected Party, the suspected Party shall provide the suspecting Party or its representative with access to such records for the limited purpose of verifying compliance with the provisions of this Section 9.6 as related to such specific suspected violation of the Anti-Corruption Laws. Such records shall constitute such suspected Party’s Confidential Information.
(d)Each Party has established and maintains reasonable internal policies and controls intended to ensure compliance with Anti-Corruption Laws to the extent

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applicable to it under the laws of the jurisdiction of its incorporation, and to its actual knowledge, neither it nor any of its Section 9.6 Representatives has knowingly violated any Anti-Corruption Laws, including the US Foreign Corrupt Practices Act, that would result in the other Party benefiting from such violation in connection with this Agreement.
9.7Compliance with Law. Each Party hereby covenants to the other Party that, in the course of performing its obligations and exercising its rights under this Agreement, such Party shall, to the extent applicable, perform its activities pursuant to this Agreement in compliance with all Applicable Laws, including cGLP, cGMP, cGCP and cGVP, and with respect to Qilu any Applicable Laws concerning the protection, collection, use, storage, processing or transfer of personal data, important commercial data and human genetic resources materials and information (as such terms are defined under the PRC Human Genetic Resources Administrative Regulations (i.e.中华人民共和国人类遗传资源管理条例) promulgated by the State Council of the PRC effective as of July 1, 2019, as may be amended from time to time), the published standards of any applicable Regulatory Authorities, and the scientific standards applicable to the conduct of such activities, if any. Arbutus represents and warrants that all items, including hardware, materials, software, and technology, to be provided to Qilu under this Agreement will be classified as EAR99 under the U.S. Export Administration Regulations, unless otherwise agreed to in advance in writing by the Parties. Arbutus will provide Qilu with accurate and complete information regarding the Arbutus IP that is reasonably necessary for Qilu to comply with U.S. export laws, including all applicable Export Control Classification Numbers (ECCNs), information regarding eligibility of the Arbutus IP for license exceptions, and any other information reasonably requested by Qilu from time to time for the purposes of export. Arbutus further agrees to promptly inform Qilu of any changes to such information, including as a result of changes to the applicable U.S. export laws or regulations.
9.8Data Protection. Each Party will comply with Applicable Law relating to data privacy, data protection, and data security, including as they relate to the protection of the personal information of Clinical Trial participants, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, and any regulations and official guidance promulgated thereunder or foreign equivalent thereof. The Parties will enter into any additional agreements that are required under Applicable Law with respect to data privacy in order to conduct the activities contemplated by this Agreement.
9.9NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ARBUTUS OR QILU; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY DISCLAIMED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY WITH RESPECT TO THE LICENSED COMPOUND OR LICENSED PRODUCT.

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ARTICLE 10
INDEMNIFICATION
10.1By Qilu. Qilu shall indemnify, defend and hold harmless Arbutus, its Affiliates, and their directors, officers, employees and agents, and their respective successors, heirs and assigns (individually and collectively, the “Arbutus Indemnitee(s)”) from and against all losses, liabilities, damages, judgments, awards, costs and expenses (including reasonable attorneys’ fees) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions, suits or other proceedings by any Third Party (individually and collectively, “Third Party Claims”) to the extent arising from: (a) the Exploitation of the Licensed Products by or on behalf of Qilu or any of its Affiliates, Sublicensees or Subcontractors; (b) the gross negligence or willful misconduct of Qilu or its Affiliates, Sublicensees or Subcontractors, or any Qilu Indemnitees; (c) Qilu’s breach of any of its representations, warranties, covenants or obligations made in or pursuant to this Agreement, the Clinical Supply Agreement, the Commercial Supply Agreement, the Quality Agreement or the Pharmacovigilance Agreement (the “Related Agreements”); (d) the use of the Licensed Compound, Licensed Product or the Arbutus IP outside the scope of this Agreement; or (e) failure of Qilu or its Affiliates, Sublicensees or Subcontractors to abide by any Applicable Laws, in each case of clauses (a) through (e) above, except to the extent such Losses arise out of any matter for which Arbutus has obligations of indemnification pursuant to Section 10.2, with respect to which each Party will indemnify the other in proportion to their respective liability for such Losses.
10.2By Arbutus. Arbutus shall indemnify, defend and hold harmless Qilu, its Affiliates, and their directors, officers, employees and agents, and their respective successors, heirs and assigns (individually and collectively, the “Qilu Indemnitee(s)”) from and against all Losses incurred in connection with any Third Party Claims to the extent arising from: (a) the Exploitation of the Licensed Compound or the Licensed Products by or on behalf of Arbutus or any of its Affiliates, Third Party Licensees or Subcontractors; (b) the gross negligence or willful misconduct of Arbutus or its Affiliates, Third Party Licensees or Subcontractors, or any Arbutus Indemnitees; (c) Arbutus’ breach of any of its representations, warranties, covenants or obligations made in or pursuant to this Agreement or any of the Related Agreements; or (d) failure of Arbutus or its Affiliates, Third Party Licensees or Subcontractors to abide by any Applicable Laws, in each case of clauses (a) through (d) above, except to the extent such Losses arise out of any matter for which Qilu has obligations of indemnification pursuant to Section 10.1, with respect to which each Party will indemnify the other in proportion to their respective liability for such Losses.
10.3Indemnification Procedure. In the event that a Party seeks indemnification hereunder with respect to a Third Party Claim, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing (an “Indemnification Claim Notice”) of any Third Party Claim in respect of which it intends to claim indemnification under this ARTICLE 10 upon actual knowledge of any such claim or proceeding resulting in Losses, provided, however, that any delay to notify shall not excuse any obligation of the Indemnifying Party except to the extent such delay materially prejudices the defense of such Third Party Claim. The Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Losses is known at such time). The Indemnifying Party may, at its option, assume exclusive control of the defense and settlement of the Third Party Claim, subject to the limitations on settlement set

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forth below. If the Indemnifying Party assumes such defense, then such assumption by the Indemnifying Party will not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify the Indemnified Party of any defenses it may assert against the Indemnified Party’s claim for indemnification and the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party (the Indemnifying Party will consult with the Indemnified Party with respect to a possible conflict of interest of such counsel retained by the Indemnifying Party). The Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party does not commence actions to assume control of the defense of a Third Party Claim within [***] after the receipt by the Indemnifying Party of the Indemnification Claim Notice required pursuant to this Section 10.3, the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party. The Indemnified Party shall cooperate as may be reasonably requested by the Indemnifying Party (and at the Indemnifying Party’s expense) in order to ensure the proper and adequate defense of any action, claim or liability covered by this indemnification. The Indemnifying Party may not settle or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such Third Party Claim. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may be liable for Losses under this Agreement without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.
10.4Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and actions as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this ARTICLE 10. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
10.5Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 10.1 OR SECTION 10.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 8.

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10.6Insurance. Each Party shall procure and maintain insurance, including Clinical Trial insurance and product liability insurance, with respect to its activities hereunder that is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request. Notwithstanding the foregoing, either Party may self-insure in whole or in part the insurance requirements described above, provided such Party continues to be investment grade determined by reputable and accepted financial rating agencies. Such insurance shall not be construed to create a limit of each Party’s liability with respect to its indemnification obligations under this ARTICLE 10.
ARTICLE 11
INTELLECTUAL PROPERTY
11.1Ownership.
(a)Subject to the licenses granted by Arbutus herein, Arbutus is and shall at all times remain the sole and exclusive owner of the Arbutus IP, the Arbutus Materials and all Confidential Information of Arbutus disclosed by or on behalf of Arbutus to Qilu pursuant to this Agreement.
(b)As between the Parties, Inventions conceived or created by or on behalf of one or both of the Parties in the course of performing activities under this Agreement that (1) constitute an improvement or enhancement of any Arbutus IP, or (2) are derived from or use the Arbutus IP, the Arbutus Materials or Arbutus’ Confidential Information, including any such Inventions relating to the Licensed Compound, together with any intellectual property rights relating to such Inventions, shall be owned as follows:
(i)Any such Inventions conceived solely by or on behalf of Qilu and all intellectual property rights therein shall be owned solely by Qilu (the “Qilu New IP”);
(ii)Any such Inventions conceived solely by or on behalf of Arbutus and all intellectual property rights therein shall be owned solely by Arbutus (the “Arbutus New IP”); and
(iii)Any such Inventions conceived jointly by or on behalf of Qilu and Arbutus and all intellectual property rights therein shall be owned jointly by Qilu and Arbutus (the “Joint New IP”).

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Each Party shall assign and hereby assigns to the other Party one-half (1/2) undivided interest it may have in any Joint New IP, and shall cause its Affiliates and Sublicensees or Third Party Licensees, as applicable, to execute and deliver such additional documents, instruments, conveyances and assurances and take any such further actions as may be reasonably required to ensure that one-half (1/2) undivided interest in the Joint New IP is effectively assigned to and held by the other Party. Each Party shall cause its Affiliates and Sublicensees or Third Party Licensees, as applicable, and all of its and its Affiliates’ employees, consultants and agents, who in each case conceived of or created any Joint New IP, to assign without additional consideration all ownership rights in such Joint New IP to such Party.
For clarity, to the extent any Arbutus New IP or Joint New IP constitutes any Arbutus IP, such Arbutus New IP or Joint New IP shall be automatically included in the License without additional consideration; provided, that the Parties agree that notwithstanding any terms in this Agreement to the contrary, any Patent Right included within the Joint New IP shall not be royalty-bearing under Section 7.5.
(c)Qilu shall grant and hereby grants to Arbutus and its Affiliates an exclusive, royalty-free, fully paid-up, perpetual, irrevocable, and sublicensable (through multiple tiers) license under Qilu’s rights in the Qilu New IP and the Joint New IP to Exploit the Licensed Compound and Licensed Products in the Field in the ROW Territory.
(d)Any Product Data relating to the Territory generated by Qilu and its Affiliates and Sublicensees shall be owned solely by Qilu; provided, that Arbutus shall have the right to use the Product Data to Exploit the Licensed Compound and the Licensed Products in the ROW Territory (or to seek any approvals from a Regulatory Authority required for the Development or Manufacturing of the Licensed Product in the Territory in accordance with Arbutus’ retained rights) in accordance with Section 4.5.
(e)Notwithstanding the foregoing, each Party shall own and retain ownership of all Know-How and Patent Rights owned by such Party as of the License Effective Date or that come into the Control of such Party during the Term outside the scope of this Agreement.

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11.2Patent Prosecution.
(a)Arbutus Patents.
(i)As between the Parties, Arbutus shall have the first right, but not the obligation, to control, at Arbutus’ cost and in consultation with Qilu, the Patent Prosecution of all Arbutus Patents in the Territory. Without limiting the foregoing, Arbutus shall file Arbutus Patents in the Territory claiming any Arbutus Know-How identified by Qilu as suitable for patenting purposes, as reasonably requested by Qilu, provided, however, that if prosecuting such Know-How would materially harm Arbutus, Arbutus’ Patent Rights strategy or Patents Rights with respect to other products, Arbutus will notify Qilu of such circumstance and shall not be required to prosecute Patent Rights claiming such Know-How (nor shall Qilu have the right under this Section 11.2(a)(i) to file a patent application in the Territory claiming such Arbutus Know-How). If Arbutus intends to abandon the Patent Prosecution of any Arbutus Patent in the Territory, Arbutus shall give Qilu prompt notice thereof (not less than thirty (30) days before any action is required to avoid abandonment or lapse), and Qilu shall have the right to continue such Patent Prosecution of such Arbutus Patent in the Territory at Qilu’s cost. To effect Qilu’s right to assume Arbutus’ prosecution rights and obligations with respect to any Arbutus Patent in the Territory pursuant to this Section 11.2(a)(i), Arbutus shall reasonably cooperate with and assist Qilu in connection with its activities under this Section 11.2(a)(i), upon Qilu’s reasonable request, including by making scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit Qilu to continue any Patent Prosecution of such Arbutus Patent.
(ii)Arbutus shall have the sole right to control, in its sole discretion, the Patent Prosecution of all Arbutus Patents outside the Territory.
(iii)The Party conducting Patent Prosecution of any Patent Right under Section 11.2(a) shall consult with the other Party and keep such other Party reasonably informed of the Patent Prosecution of the Patent Rights in the Territory. The prosecuting Party shall provide the other Party with copies of all material correspondence received from any patent authority in the Territory in connection therewith. In addition, the prosecuting Party shall provide the other Party with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with the Patent Prosecution of the Patents Right at least thirty (30) days prior (or such shorter period prior if it is not reasonably practicable to provide such copies thirty (30) days prior) to filing to allow for review and comment by such other Party, and shall consider in good faith timely comments from such other Party thereon. The prosecuting Party shall also furnish the other Party with copies of all final filings and responses made to any patent authority in the Territory with respect to the Patent Rights being prosecuted by such Party in a timely manner following submission thereof.

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(b)Qilu New IP. As between the Parties, Qilu shall have the first right, but not the obligation, to control, at Qilu’s cost, the Patent Prosecution of all Patent Rights included within the Qilu New IP. If Qilu intends to abandon the Patent Prosecution of any such Patent Right in the ROW Territory, Qilu shall give Arbutus prompt notice thereof (not less than thirty (30) days before any action is required to avoid abandonment or lapse), and Arbutus shall have the right to continue such Patent Prosecution of such Qilu New IP in the ROW Territory at Arbutus’ cost. To effect Arbutus’ right to assume Qilu’s prosecution rights and obligations with respect to any such Patent Right in the ROW Territory pursuant to this Section 11.2(b), Qilu shall reasonably cooperate with and assist Arbutus in connection with its activities under this Section 11.2(b), upon Arbutus’ reasonable request, including by making scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit Arbutus to continue any Patent Prosecution of such Patent Right.
(c)Other Patents. Except as expressly set forth in this Section 11.2, each Party shall have the sole right, in its sole discretion, to conduct Patent Prosecution with respect to any and all Patent Rights owned or Controlled by such Party, and the Parties shall negotiate in good faith their respective rights in and responsibilities for Patent Prosecution with respect to any and all Patent Rights within the Joint New IP.
(d)Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 11.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
11.3Patent Enforcement.
(a)Notice. Each Party shall promptly notify the other Party of becoming aware of any alleged or threatened infringement by a Third Party of any of the Arbutus Patents or any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Arbutus Patents anywhere in the world.
(b)Enforcement Rights.
(i)Qilu shall have the first right, but not the obligation, in its sole discretion, to bring and control any legal action to enforce the Arbutus Patents against any Third Party engaged in any potential or actual infringement of the Arbutus Patents related to a compound or product that competes with (or that would compete with if commercialized) a Licensed Compound or a Licensed Product in the Field in the Territory (a “Product Infringement”); provided, that Qilu shall not take any position with respect to such proceeding in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Arbutus Patents, or compromise or settle any such proceeding, without the prior written consent of Arbutus, which consent shall not be unreasonably withheld, conditioned or delayed. For clarity, Product Infringement excludes any adversarial Patent Prosecution proceedings. Qilu shall give Arbutus advance notice of Qilu’s intent to file any such suit or take any such action and the reasons therefor, and shall provide Arbutus with an opportunity to make suggestions or comments regarding

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such suit or action. Thereafter, Qilu shall keep Arbutus promptly informed, and shall from time to time consult with Arbutus regarding the status of any such suit or action. In the event Qilu does not bring any such legal action within sixty (60) days of receiving notice of such Product Infringement (or settle or otherwise secure the abatement of such Product Infringement action), or ceases to diligently pursue such Product Infringement action, Arbutus may bring and control any legal action to enforce the Arbutus Patents against such Product Infringement at its sole cost.
(ii)Arbutus shall have the sole right, but not the obligation, in its sole discretion, to bring and control any legal action to enforce Arbutus Patents against any infringement in the ROW Territory; provided that Arbutus notifies Qilu of any such legal action reasonably in advance, and considers in good faith Qilu’s comments with respect thereto.
(c)Other Patents. Except as expressly set forth in this Section 11.3, each Party shall have the sole right, in its sole discretion, to enforce against any infringement of any and all Patent Rights owned or Controlled by such Party, and the Parties shall negotiate in good faith their respective rights in and responsibilities for enforcement of any and all Patent Rights within the Joint New IP.
(d)Cooperation. At the request of the Party bringing an action under this Section 11.3(d), the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, facilitating registration of licenses and joining as a party to the action if required by Applicable Law to pursue such action.
(e)Recoveries. Any recoveries resulting from any action under Section 11.3(b)(i) in the Territory shall be first applied against payment of each Party’s costs and expenses in connection therewith (with priority given to the Party bringing such action), and then any remaining recoveries shall be allocated as follows: (i) if Qilu is the Party bringing such action, then such remaining recoveries shall be retained by Qilu and treated as Net Sales subject to the payment of royalties in accordance with Section 7.5; and (ii) if Arbutus is the Party bringing such action, then such remaining recoveries shall be retained in full by Arbutus.
11.4Infringement of Third Party Rights.
(a)Notice. If (i) any Licensed Compound or Licensed Product used or sold by Qilu, its Affiliates or Sublicensees in the Territory becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right or other rights in the Territory that are owned or controlled by such Third Party, or (ii) any Licensed Compound or Licensed Product used or sold by Arbutus, its Affiliates or Third Party Licensees in the Territory or the ROW Territory becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right or other rights in the ROW Territory, then the Party becoming aware of such claim or assertion shall promptly notify the other Party within fifteen (15) days after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. The Parties shall assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.

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(b)Defense by Qilu. As between the Parties, Qilu shall be solely responsible for the defense of any such infringement claims in the Field in the Territory with respect to the activities of Qilu, its Affiliates or Sublicensees; provided, that Qilu shall not agree to any settlement, consent to judgment or other voluntary final disposition in connection with such defense action without Arbutus’ consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, consent to judgment or other voluntary final disposition would (i) result in the admission of any liability or fault on behalf of Arbutus, (ii) result in or impose any payment obligations upon Arbutus, or (iii) subject Arbutus to an injunction or otherwise limit Arbutus’ ability to take any actions or refrain from taking any actions under this Agreement or with respect to any Licensed Compound or Licensed Product. Qilu shall use Commercially Reasonable Efforts to defend any such infringement claims in the Field in the Territory with respect to the activities of Qilu, its Affiliates or Sublicensees. In the event, despite such Commercially Reasonable Efforts, Qilu does not prevail in such defense action, Qilu shall use Commercially Reasonable Efforts to obtain a license from the applicable Third Party under the asserted Patent Rights or other rights in the Territory so that Qilu or its Affiliates or Sublicensees, as the case may be, may continue the Exploitation of the Licensed Compound and Licensed Products in the Field in the Territory as contemplated hereunder. Qilu shall keep Arbutus informed on the status of such defense action and license negotiation, and Arbutus shall, at its own expense, (A) provide reasonable support to Qilu upon Qilu’s reasonable request; and (B) have the right, but not the obligation, to participate or be separately represented in such defense action or license negotiation at its sole option and expense. In the event, despite Qilu’s Commercially Reasonable Efforts, Qilu fails to obtain a license from the applicable Third Party under the asserted Patent Rights or other rights in the Territory on commercially reasonable terms so that Qilu or its Affiliates or Sublicensees, as the case may be, are permanently enjoined, prohibited or otherwise prevented from continuing the Exploitation of the Licensed Compound or Licensed Products in the Field in the Territory as contemplated hereunder, Qilu may terminate this Agreement pursuant to Section 12.2(a). For clarity, from and after the date of the notice of termination pursuant to Section 12.2(a) and before the effective date of termination, Qilu shall have no further obligations under Sections 4.1(a), 4.1(b), 4.1(c) or 6.1(a) of this Agreement, and upon written agreement between the Parties, this Agreement may terminate earlier than the effective date of termination set forth in such notice.
(c)Defense by Arbutus. As between the Parties, Arbutus shall be solely responsible for the defense of any such infringement claims with respect to the activities of Arbutus, its Affiliates or Third Party Licensees, including any such infringement claim in the Territory or in the ROW Territory; provided, that Arbutus shall not agree to any settlement, consent to judgment or other voluntary final disposition in connection with such defense action without Qilu’s consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, consent to judgment or other voluntary final disposition would (i) result in the admission of any liability or fault on behalf of Qilu, (ii) result in or impose any payment obligations upon Qilu, or (iii) subject Qilu to an injunction or otherwise limit Qilu’s ability to take any actions or refrain from taking any actions under this Agreement or with respect to any Licensed Compound or Licensed Product. Arbutus shall keep Qilu informed on the status of such defense action, and Qilu shall, at its own expense, (A) provide reasonable support to Arbutus upon Arbutus’ reasonable request; and (B) have the right, but not the obligation, to participate or be separately represented in such defense action at its sole option and expense.

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11.5Qilu Territory Trademarks.
(a)Ownership and Prosecution of Qilu Territory Trademarks. Qilu shall own all right, title, and interest in and to the Qilu Territory Trademarks (including relevant registrations and applications), and shall have the first right, but not the obligation, for the registration, prosecution, maintenance and renewal thereof. All costs and expenses of registration, prosecuting, maintaining and renewing the Qilu Territory Trademarks shall be borne solely by Qilu. If Qilu intends to abandon the prosecution of (including any decision to not renew) any Qilu Territory Trademark in the Territory, Qilu shall give Arbutus prompt notice thereof (not less than fifteen (15) days before any action is required to avoid abandonment or lapse), and Arbutus shall have the right to continue such prosecution of such Qilu Territory Trademark in the Territory at its sole cost.
(b)Enforcement of Qilu Territory Trademarks and Licensed Product-Specific Trademarks. Qilu shall have the first right, but not the obligation, for taking such action as Qilu deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, or other violation of, or unfair trade practices or any other like offense relating to, the Qilu Territory Trademarks or the Licensed Product-Specific Trademarks by a Third Party in the Territory. Qilu shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 11.5(b) and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith. Subject to the foregoing, Arbutus may elect at its expense to participate in the enforcement of the Qilu Territory Trademarks or the Licensed Product-Specific Trademarks in the Territory. In the event that Qilu declines to or fails to assume responsibility for such enforcement, and to the extent permitted by Applicable Laws, Arbutus shall have the sole right and responsibility for such action, in which case Arbutus shall bear all costs and expenses and shall retain any damages or other amounts collected in connection therewith.
(c)Third Party Claims. Qilu shall have the sole right and responsibility for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Qilu Territory Trademarks or the Licensed Product-Specific Trademarks by Qilu, its Affiliates or Sublicensees in the Territory infringes, dilutes or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use or registration of the Qilu Territory Trademarks or the Licensed Product-Specific Trademarks by Qilu, its Affiliates or Sublicensees in the Territory. Qilu shall bear the costs and expenses relating to any defense commenced pursuant to this Section 11.5(c) and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

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(d)Notice and Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Qilu Territory Trademarks or the Licensed Product-Specific Trademarks in the Territory and of any actual or threatened claim that the use of the Qilu Territory Trademarks or the Licensed Product-Specific Trademarks in the Territory violates the rights of any Third Party. Each Party agrees to cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 11.5(d), including cooperation required to permit required registration of trademark licenses within the Territory.
11.6Common Interest Agreement. All information exchanged between the Parties regarding the prosecution and maintenance, and enforcement and defense, of Arbutus Patents under this ARTICLE 11 will be deemed Confidential Information of the Disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution and maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this ARTICLE 11, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE 11 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
11.7Registration Obligations.
(a)If required by Applicable Law, Qilu shall have the right to register this Agreement with all applicable Regulatory Authorities in the Territory. Arbutus shall reasonably cooperate with Qilu at Qilu’s expense in obtaining any such registrations, including providing relevant documents required by the applicable Regulatory Authorities in the Territory.
(b)Upon the request of Arbutus, Qilu shall promptly provide to Arbutus certified true and complete copies of any registration certificates as well as any other relevant documentation received by Qilu in connection with any registration undertaken by Qilu in accordance with this Section 11.7, including English translations of the same, if appropriate.

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ARTICLE 12
TERMS AND TERMINATION
12.1Term. This Agreement shall become effective as of the Execution Date (the “License Effective Date”), and shall continue, unless terminated earlier in accordance with this ARTICLE 12, until expiration of the last Royalty Term for the last Licensed Product in the Field in the Territory (the “Term”). On a Licensed Product-by-Licensed Product and Relevant Region-by-Relevant Region basis, upon the expiration of this Agreement, the License shall become exclusive, transferable, sublicensable (through multiple tiers of Sublicensees), fully paid-up, royalty-free, irrevocable and perpetual. If Qilu has not paid the Upfront Payment in accordance with Section 7.1, this Agreement shall be deemed to be terminated and null and void in its entirety immediately upon written notice by Arbutus to Qilu.
12.2Termination.
(a)Termination by Qilu for Convenience. At any time following the License Effective Date, Qilu may terminate this Agreement in its entirety for convenience by providing written notice of termination to Arbutus, which notice includes an effective date of termination at [***] after the date of the notice.
(b)Termination for Material Breach.
(i)If either Party believes in good faith that the other Party is in material breach of this Agreement, then the non-breaching Party may deliver written notice of such breach to the other Party. For any such alleged material breach, the allegedly breaching Party shall have [***] from the receipt of the initial notice to cure such breach (or in the case of any payment breach other than with respect to the Upfront Payment, [***]). If the Party receiving notice of material breach fails to cure the breach within such [***] (or other applicable cure period for a payment breach), then the non-breaching Party may terminate this Agreement in its entirety effective on written notice of termination to the other Party. Notwithstanding the foregoing, if such material breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within the [***] cure period, then such period shall be extended if the breaching Party provides a written plan for curing such breach to the non-breaching Party and uses commercially reasonable efforts to cure such breach in accordance with such written plan; provided, that no such extension shall exceed an additional [***] days without the consent of the non-breaching Party.
(ii)In case the Party alleged under Section 12.2(b)(i) to have committed a material breach of this Agreement (the “Defaulting Party”) by the other Party (the “Non-Defaulting Party”) disputes the existence or materiality of such material breach, then the issue of whether the Non-Defaulting Party may properly terminate this Agreement on expiration of the applicable cure period shall be resolved in accordance with Section 13.6 and Section 13.7. If, as a result of such dispute resolution proceeding, it is determined that the Defaulting Party committed a material breach and the Defaulting Party does not cure such material breach within [***] after the date of such determination (the “Additional Cure Period”), then such termination shall be effective as of the expiration of the Additional Cure

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Period. If the Parties dispute whether such material breach was so cured, such dispute shall also be determined in accordance with Section 13.6 and Section 13.7. This Agreement shall remain in full force and effect while any such dispute resolution proceeding is pending, such proceeding shall not suspend any obligations of either Party hereunder, and each Party shall use reasonable efforts to mitigate any damage. If, as a result of such dispute resolution proceeding, it is determined that (A) the Defaulting Party did not commit such breach, (B) such breach was not material or (C) such breach was cured in accordance with this Section 12.2(b), then no termination shall be effective, and this Agreement shall continue in full force and effect.
(c)Termination by Arbutus for Patent Challenges. Arbutus has the right, in its sole discretion, to terminate this Agreement in its entirety upon written notice to Qilu, in the event that Qilu or any of its Affiliates or Sublicensees directly or indirectly commences any interference or opposition proceeding, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Arbutus Patents (“Patent Challenge”), provided that, Arbutus will not have the right to terminate this Agreement under this Section 12.2(c) if (i) Qilu causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, withdraws or causes its Affiliate or Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), or (ii) Qilu, with respect to a Sublicensee, terminates such Sublicensee’s sublicense to the Patent Rights being challenged by the Sublicensee, in each case (i) and (ii), within [***] days of Arbutus’ notice to Qilu under this Section 12.2(c).
(d)Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors (each of (i) through (iii), an “Insolvency Event”).
12.3Effect of Termination.
(a)In the event of any termination of this Agreement for any reason:
(i)Except as expressly set forth in this Agreement, all rights and obligations of the Parties shall immediately terminate, including the License; provided, that the license granted by Qilu to Arbutus and its Affiliates under Section 11.1(c) shall survive;

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(ii)The Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this ARTICLE 12, and Qilu and its Affiliates and Sublicensees shall cease any and all Development, Manufacture and Commercialization activities relating to the Licensed Products;
(iii)with respect to any ongoing Clinical Trials of the Licensed Products conducted by Qilu or its Affiliates or Sublicensees, (x) Qilu shall wind down at its sole cost the conduct of such Clinical Trials as soon as reasonably practicable, subject to requirements of Applicable Laws; provided, that Qilu shall not take any action in connection with the winding down of any such Clinical Trials that could reasonably cause material harm to any participants in such Clinical Trials, or, upon the request of Arbutus, transfer to Arbutus or its designee the conduct of such Clinical Trials as soon as reasonably practicable pursuant to the requirements of Applicable Laws, and (y) until such time as the conduct of such Clinical Trials has been successfully terminated or transferred to Arbutus or its designee, Qilu shall continue such Clinical Trials at its sole cost; provided, that the foregoing costs in this subsection (iii) shall be the responsibility of Arbutus if Qilu terminates this Agreement in accordance with Section 12.2(b); and
(iv)each Party shall comply with its obligations pursuant to Section 12.5 and Section 12.6.
(b)Without limiting the generality of Section 12.3(a), in the event of any termination of this Agreement except a termination of this Agreement by Qilu pursuant to Section 12.2(b):
(i)upon the request of Arbutus, (x) Qilu shall assign and transfer to Arbutus or its designee any and all Regulatory Documents, including regulatory filings made with and all Regulatory Approvals obtained from the Regulatory Authorities in the Territory (to the extent permissible), relating to the Licensed Products in the Field in the Territory pursuant to the requirements of Applicable Laws, and (y) Qilu shall cooperate with Arbutus to facilitate the orderly transition and uninterrupted Development, Manufacturing and Commercialization of the Licensed Products in the Field in the Territory, including by assigning or otherwise transferring (to the extent permissible) to Arbutus or its designee all right, title and interest in all Third Party contracts (or portions thereof) related to such Development, Manufacturing and Commercialization, as reasonably requested by Arbutus; and
(ii)upon the request of Arbutus, Qilu shall grant and hereby grants (effective from and after the time when the conditions precedent for such present grant under this Section 12.3(b)(ii) have been satisfied) to Arbutus an exclusive, royalty-free, fully paid-up, sublicensable (through multiple tiers) license under Qilu’s right in the Qilu New IP and the Joint New IP Controlled by Qilu or its Affiliates as of the date of notice of termination, for the sole purpose of Exploiting the Licensed Compound and Licensed Products in the Field in the Territory.

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(c)Without limiting the generality of Section 12.3(a), in the event of any termination of this Agreement by Qilu pursuant to Section 12.2(b), upon the request of Arbutus, Qilu shall promptly negotiate in good faith to discuss and agree to grant to Arbutus an exclusive, sublicensable (through multiple tiers) license under Qilu’s right in the Qilu New IP and the Joint New IP Controlled by Qilu or its Affiliates as of the date of notice of termination, for the purpose of Exploiting the Licensed Compound and Licensed Products in the Field in the Territory, on commercially reasonable terms.
12.4Rights in Insolvency. All rights and licenses now or hereafter granted by Arbutus to Qilu under or pursuant to this Agreement are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon an Insolvency Event, Arbutus agrees that Qilu, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Arbutus will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, the Arbutus IP and all information related to the Arbutus IP.
12.5Accrued Rights. Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement.
12.6Survival. The provisions of Section 4.1(e), the last two sentences of Section 4.5(a), Section 11.1, Section 11.6, Section 12.3, Section 12.4, Section 12.5, Section 12.6, ARTICLE 1 (to the extent relevant to any surviving provisions), ARTICLE 7 (to the extent relating to payments that have accrued or been paid prior to the effective date of expiration or termination), ARTICLE 8, ARTICLE 10 and ARTICLE 13, together with any other provisions of this Agreement that by their terms are expressly stated to survive, shall survive the expiration or termination of this Agreement.
12.7Certain Additional Remedies of Qilu in Lieu of Termination. [***].
ARTICLE 13
MISCELLANEOUS
13.1Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (except for any payment obligation) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except for a strike, lockout or labor disturbance with respect to the non-performing Party’s respective employees or agents), fire, floods, pandemic, earthquakes or other acts of God, or any applicable action or inaction by any Governmental Authority, or omissions or delays in acting by the other Party. The affected Party shall

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notify the other Party in writing of such force majeure circumstances as soon as reasonably practicable (in any event, within thirty (30) days), and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations despite the ongoing circumstances.
13.2Assignment. This Agreement may not be assigned or otherwise transferred by a Party, nor may any right or obligation hereunder be assigned or transferred by a Party (except as expressly permitted under this Agreement), without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may, without the consent of the other Party, assign this Agreement (a) in whole or in part to any of its Affiliates or (b) in whole, but not in part, to a purchaser of all or substantially all of its assets (whether by merger, stock purchase, consolidation, asset purchase, or otherwise) or to any successor resulting from a Change of Control of such Party, provided that, in the event Arbutus is the assigning Party, such purchaser or successor shall have purchased or otherwise obtained Control of all Arbutus IP in existence as of the date of such assignment. The assigning Party shall provide written notice to the other Party of any assignment permitted under this Section 13.2 within thirty (30) days after effecting such assignment. Any attempted assignment not in accordance with this Section 13.2 shall be null and void and of no legal effect. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
13.3Severability. If one (1) or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practicable, implement the purposes of this Agreement.
13.4Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to Arbutus:
Arbutus Biopharma Corporation
701 Veterans Circle
Warminster, PA 18974 USA
Attention: Arbutus General Counsel
If to Qilu:
Qilu Pharmaceutical Co., Ltd.
No. 8888, Lvyou Road
Jinan, Shandong, 250014, China
Attention: Qilu Legal Director

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or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered on a non-Business Day, then on the next Business Day); (b) on the second (2nd) Business Day after dispatch if sent by internationally-recognized overnight courier; or (c) on the fifth Business Day following the date of mailing if sent by mail.
13.5Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without reference to its conflicts of law principles.
13.6Internal Resolution. Other than disputes subject to final decision-making authority by a Party pursuant to Section 3.5, in the event of any dispute between the Parties relating to or arising out of this Agreement, the formation, construction, breach or termination hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves, utilizing the Alliance Managers. In the event that such dispute is not resolved on an informal basis within [***] days, either Party may, by written notice to the other Party, refer the dispute to the Executive Officers for attempted resolution by good faith negotiation within [***] after such notice is received.
13.7Binding Arbitration. If the Executive Officers are not able to resolve a disputed matter referred to them within [***] and any Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its then prevailing arbitration rules, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:
(a)The arbitration shall be conducted by a single arbitrator appointed by the ICC, who shall (i) be a lawyer of not less than fifteen (15) years’ standing who is experienced in the pharmaceutical business in the relevant country, (ii) not be or have been an employee, consultant, officer, director or stockholder of either Party or any Affiliate of either Party, and (iii) not have a conflict of interest under any applicable rules of ethics. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English, unless otherwise agreed by both Parties involved in such dispute.
(b)Any Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.

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(c)The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration regardless of the outcome of such arbitration.
(d)Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding, based on the dispute, controversy or claim, would have been barred by the applicable statute of limitations.
(e)Each Party hereby irrevocably waives any claim to sovereign immunity in regard to any proceedings to recognise or enforce an arbitral award rendered by an arbitral tribunal constituted pursuant to this Agreement, including, without limitation, immunity from service of process, immunity from jurisdiction of any court, and immunity of any of its property from execution, regardless of the commercial or non-commercial nature of the property in question.
(f)As used in this Section 13.7, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright. Any Excluded Claim shall be submitted to a court of competent jurisdiction.
13.8Headings. The captions to the several Articles, Sections, subsections and Exhibits hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles, Sections and Exhibits of this Agreement.
13.9Independent Contractors. It is expressly agreed that Arbutus and Qilu shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture or agency. Neither Arbutus nor Qilu shall have the authority to make any statements, representations or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.
13.10Waiver. Any waiver of any provision of this Agreement shall be effective only if in writing and signed by Arbutus and Qilu. No express or implied waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.
13.11Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

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13.12Cumulative Remedies; Recovery of Damages. Except as expressly set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Laws. If Qilu seeks direct damages from Arbutus arising from any breach of this Agreement, then Qilu shall be entitled to seek damages including, without limitation, any and all amounts paid by Qilu to Arbutus under this Agreement, including without limitation any payment described as nonrefundable or non-creditable; provided that, nothing in this Section 13.12 shall be construed to change any legal obligation under Applicable Law for Qilu to prove its damages for such breach.
13.13Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.
13.14Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, Arbutus shall reasonably cooperate with Qilu in the preparation, execution and filing of “short-form” agreements in a form reasonably acceptable to Arbutus with relevant Governmental Authorities (including, without limitation, the Ministry of Commerce of the People’s Republic of China, the Ministry of Science and Technology of the People’s Republic of China, and China National Intellectual Property Administration, and any local office, commission or branch of any of the foregoing) in accordance with Applicable Law, including terms and conditions of this Agreement as required by Applicable Law for purposes of registration or recordation of this Agreement or the licenses granted hereunder with the Governmental Authorities.
13.15Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement unless otherwise specified, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging),

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(j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.” This Agreement is made in English. In the event that this Agreement includes terms in any other language, those terms shall be for reference purposes only and the English language version of this Agreement shall control for any interpretations of the provisions of this Agreement.
13.16Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to such subject matter are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties. The Parties agree that, effective as of the Execution Date, that the Existing Confidentiality Agreement shall be superseded by this Agreement, and that disclosures made prior to the Execution Date pursuant to the Existing Confidentiality Agreement shall be subject to the confidentiality and non-use provisions of this Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Execution Date, by the other Party or its Affiliates of such other Party’s or its Affiliate’s obligations pursuant to the Existing Confidentiality Agreement.
13.17Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed digital (e.g., PDF) copies of counterpart execution pages of this Agreement and such digital copies shall be legally effective to create a valid and binding agreement between the Parties.
{Signature Page Follows}

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In Witness Whereof, the Parties intending to be bound have caused this Technology Transfer and Exclusive License Agreement to be executed by their duly authorized representatives as of the Execution Date.

ARBUTUS BIOPHARMA CORPORATION

By:	/s/ William H. Collier
Name:	William H. Collier
Title:	President & Chief Executive Officer

QILU PHARMACEUTICAL CO., LTD.

By:	/s/ Haizhong Bao
Name:	Haizhong Bao
Title:	President and Legal Representative

[Signature Page to Technology Transfer and Exclusive License Agreement]

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List of Exhibits
Exhibit 1.19: Arbutus Materials
Exhibit 1.20: Arbutus Patents
Exhibit 1.89: Licensed Compound
Exhibit 2.5: Initial Technology Transfer Documents List
Exhibit 4.1: Outline of Development Plan
Exhibit 5.2: Clinical Supply Terms
Exhibit 6.3(b): Licensed Product-Specific Trademarks

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